Exhibit 4.31

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITITVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [**].

NOTE: The representations and warranties contained in the following agreement have been made solely for the benefit of the parties thereto and should not be relied on by any other person. In addition, such representations and warranties: (i) have been qualified by disclosure schedules, (ii) are subject to the materiality standards set forth herein, which may differ from what may be considered to be material by investors, and (iii) were made only as of the date of the agreement or such other date as specified therein. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

SECURITIES PURCHASE AND MERGER AGREEMENT

dated as of

October 9, 2018

by and among

IMPAKT HOLDINGS, LLC,

GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL (A-1 BLOCKER) LLC,

GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL LP,

CELESTICA (USA) INC.

IRON MAN ACQUISITION INC.,

IRON MAN MERGER SUB, LLC

and

FORTIS ADVISORS LLC,

in its capacity as Holder Representative

3.17	Tax Matters of Blocker Company	44
3.18	Brokers’ Fees	45
3.19	Licenses, Permits and Authorizations	45
3.20	Real Property	46
3.21	Intellectual Property	47
3.22	Environmental Matters	48
3.23	Absence of Certain Changes or Events	49
3.24	Related Party Transactions	49
3.25	Insurance	49
3.26	Customers and Suppliers	49
3.27	Export Control	50
3.28	Ownership and Sufficiency of Assets	51
3.29	Inventory	51
3.30	Receivables	51
3.31	Banking Information	51
3.32	Products and Services	51
3.33	Books and Records	52
3.34	Internal Investigations	52
3.35	Blocker Company	52
3.36	Impakt Fluid Systems	53
3.37	Disclaimer	54

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		54

4.1	Corporate Organization	54
4.2	Due Authorization	55
4.3	No Conflict	55
4.4	Litigation and Proceedings	56
4.5	Governmental Authorities; Consents	56
4.6	Ownership of Merger Sub; No Prior Activities	56
4.7	Financial Ability	56
4.8	Capitalization of Merger Sub	56
4.9	Brokers’ Fees	56
4.10	Restricted Securities	56
4.11	Solvency	57
4.12	Mass Layoffs	57

Table of Contents

(continued)

4.13	Acquiror’s Due Diligence; Limitations on Representations and Warranties of the Company and Blocker Company	57

ARTICLE V. COVENANTS OF THE COMPANY		58

5.1	Conduct of Business	58
5.2	Inspection; Cooperation	60
5.3	Exclusivity	61
5.4	Confidentiality Agreements	62
5.5	Section 280G Approval	62
5.6	Benefit Plans	63
5.7	Actions following Time of Calculation	63
5.8	Holder Confidentiality	63
5.9	Pre-Closing Reorganization	63
5.10	Underfunded Korean Pension	63
5.11	Corporate Formalities	63
5.12	Key Consents	64
5.13	Deliverables to the Holder Representative	64
5.14	Physical Inventory	64

ARTICLE VI. COVENANTS OF ACQUIROR		64

6.1	Indemnification and Insurance	64
6.2	R&W Insurance	66
6.3	Special Receivable Amounts	66
6.4	Celestica Guarantee	66

ARTICLE VII. JOINT COVENANTS		66

7.1	Confidentiality	66
7.2	Antitrust Matters	67
7.3	Support of Transaction	69
7.4	Notification of Changes	69
7.5	Tax Matters	70

ARTICLE VIII. CONDITIONS TO OBLIGATIONS		77

8.1	Conditions to Obligations of Acquiror, Merger Sub, Blocker Seller, Blocker Company and the Company	77
8.2	Conditions to Obligations of Acquiror and Merger Sub	77

8.3	Conditions to the Obligations of the Company, Blocker Seller and Blocker Company	78

ARTICLE IX. INDEMNIFICATION		79

9.1	Expiration of Representations, Warranties and Covenants, Etc.	79
9.2	Indemnification	79
9.3	Limitations on Liability	81
9.4	Defense of Third Party Claims	82
9.5	Mitigation	83
9.6	Exclusivity	83
9.7	Claim Notification	84
9.8	Escrow Arrangements	84
9.9	Consideration Amount	84

ARTICLE X. TERMINATION		85

10.1	Termination	85
10.2	Procedure Upon Termination	85
10.3	Effect of Termination	86

ARTICLE XI. HOLDER REPRESENTATIVE		86

11.1	Acknowledgement	86
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	86
11.3	Reliance on Holder Representative	88

ARTICLE XII. MISCELLANEOUS		88

12.1	Remedies	88
12.2	Waiver	89
12.3	Notices	89
12.4	Assignment	91
12.5	Rights of Third Parties	91
12.6	Attorney-Client Privilege	91
12.7	Conflict of Interest	92
12.8	Expenses	92
12.9	Governing Law	92
12.10	Captions; Counterparts	92
12.11	Schedules and Annexes	92
12.12	Construction	93
12.13	Entire Agreement	94

Table of Contents

(continued)

		Page

12.14	Amendments	94
12.15	Publicity	94
12.16	Severability	94
12.17	Non-Recourse	94
12.18	Disputes; Waiver of Jury Trial	95
12.19	Counterparts	95

Annexes

Annex A — Intentionally Deleted

Annex B — Agreed Accounting Principles

Annex C — Distribution Waterfall

Annex D — R&W Insurance Policy

Annex E — Blocker Interest Assignment Certificate

Annex F — Form of Escrow Agreement

Annex G — Form of Letter of Transmittal

Annex H — Form of Resignation

Annex I — Non-Solicitation and Non-Competition Agreements

Annex J — Form of Closing Certificate

Annex K — Form of Corporate Certificate

Annex L — Pre-Closing Reorganization

Annex M — Other Adjustment Items

Annex N — Special Receivable Amounts

Annex O — Key Consents

Schedules

Schedule 1.1: Liens

Schedule 1.2: Persons with Knowledge

Schedule 2.2(b)(ix): Persons Executing Non-Solicitation and/or Non-Competition Agreements

Schedule 3.2: Subsidiaries

Schedule 3.4: No Conflict

Schedule 3.5: Government Approvals; Consents

Schedule 3.6(a): Capitalization of the Company

Schedule 3.7: Capitalization of Subsidiaries

Schedule 3.8: Audited Financial Statements

Schedule 3.9: Undisclosed Liabilities

Schedule 3.10: Litigation and Proceedings

Schedule3.11: Legal Compliance

Schedule 3.13(a): Material Contracts

Schedule 3.13(b): Breach of Material Contracts

Schedule 3.14: Employee Benefit Plans

Schedule 3.15: Labor Relations

Schedule3.16: Taxation Matters of the Company and its Subsidiaries

Schedule 3.18: Broker’s Fees

Schedule 3.19: Licenses, Permits and Authorizations

Schedule 3.20: Real Property

Schedule 3.21(a): Intellectual Property

Schedule 3.21(b): Company Products

Schedule 3.22(d): Environmental Matters

Schedule 3.23(b): Absence of Certain Material Changes or Events

Schedule 3.24: Related Party Transactions

Schedule 3.25: Insurance

Schedule 3.26(a): Principal Customers

Schedule 3.26(b): Principal Suppliers

Schedule 3.27: Export Control

Schedule 3.32: Banking Information

Schedule 3.35: Blocker Company

Schedule3.36(c): Actions Against or Involving Impakt Fluid Systems, LLC

Schedule 4.9: Broker’s Fees

Schedule 5.1: Conduct of Business

SECURITIES PURCHASE AND MERGER AGREEMENT

This Securities Purchase and Merger Agreement (this “Agreement”), dated as of October 9, 2018 is entered into by and among GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL (A-1 BLOCKER) LLC, a Delaware limited liability company (“Blocker Company”), GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL LP (the “Blocker Seller”), IMPAKT HOLDINGS, LLC, a Delaware limited liability company (the “Company”), CELESTICA (USA) INC. (“Celestica USA”), IRON MAN ACQUISITION INC., a Delaware corporation (“Acquiror”), IRON MAN MERGER SUB, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder (the “Holder Representative”).  Certain capitalized terms used herein have the meanings ascribed to such terms in ARTICLE I hereof.

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving entity;

WHEREAS, on the date hereof, each member of the Board of Managers and holders of Company units who hold, in the aggregate, a number of units entitled to cast votes in excess of that number of votes necessary, in each case, under and in full compliance with any requirements, including any notice requirements, of the DLLCA and the Existing LLC Agreement, for the approval of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby by the unitholders of the Company, have determined that this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby are fair to, and in the best interests of, the Company and its unitholders, and have approved and adopted this Agreement, the Merger, the other Transaction Documents, and the transactions contemplated hereby and thereby and approved their advisability;

WHEREAS, the holders of at least 90% of the Units will deliver within five (5) Business Days of the execution and delivery of this Agreement, an agreement, inter alia, to be bound by the indemnification provisions of this Agreement and to provide specified releases following the Effective Time (collectively, the “Unitholder Agreements”);

WHEREAS, the Blocker Seller is the record and beneficial owner of 100% of the equity of the Blocker Company (such interest, the “Blocker Interest”), and as of the Closing, the Blocker Company will be the registered and beneficial owner of 3,404,408 Class A Units of the Company; and

WHEREAS, the Blocker Seller desires to sell to Acquiror and Acquiror desires to acquire from Blocker Seller all of the Blocker Interest in accordance with and subject to the terms set forth herein.

AGREEMENT

In consideration of the mutual agreements hereinafter contained, the Blocker Company, the Blocker Seller, Acquiror, Merger Sub, the Company and the Holder Representative agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1          As used herein, the following terms shall have the following meanings:

“2016 Agreement” means the Securities Purchase Agreement dated June 22, 2016 among Yong Su Pak, Yong Kil Pak, Impakt Opti Holdings, Inc., Impakt Holdings, LLC and Graycliff Impakt A-1 Coinvestors, LLC.

“Acquiror” has the meaning specified in the Preamble.

“Action” means any action, suit, audit, arbitration, mediation, complaint, counterclaim, examination, investigation, administrative enforcement proceeding, request for information or any other proceeding, in each case, whether criminal or civil, by or before any Governmental Authority at Law or in equity, including any appeal or review thereof and application for leave for appeal or review.

“Adjustment Amount” has the meaning specified in Section 2.7(c).

“Adjustment Escrow Amount” means $[**]1.

“Adjustment Escrow Fund” means a separate account in which the Adjustment Escrow Amount will be deposited to be held in trust with the Escrow Agent for the benefit of the Escrow Participants in accordance with this Agreement and the Escrow Agreement.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person,  through one or more intermediaries or otherwise.  For purposes of this definition “control” shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, the Blocker Company shall be deemed an “Affiliate” of the Company.

“Agreed Accounting Principles” means the accounting principles and methodologies set forth on Annex B hereto.

“Agreement” has the meaning specified in the Preamble.

1  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Auditor” has the meaning specified in Section 2.7(a).

“Blocker Adjustment Amount” has the meaning specified in Section 2.7(c).

“Blocker Company” has the meaning specified in the Preamble.

“Blocker Company Payment” means a portion of the Closing Consideration distributable to the Blocker Seller as consideration for the sale of the Blocker Interest to Acquiror in accordance with the Distribution Waterfall minus the Estimated Current Blocker Tax Liabilities.

“Blocker Company Interest Acquisition” has the meaning specified in Section 2.1(b).

“Blocker Interest” has the meaning specified in the Recitals.

“Blocker Interest Assignment Certificate” has the meaning specified in Section 2.1(b).

“Blocker Seller” has the meaning specified in the Preamble.

“Board of Managers” means the Board of Managers of the Company.

“Bonus Agreement” the Bonus Agreement dated on or about September 27, 2018.

“Bonus Agreement Payment” means the payments due pursuant to the Bonus Agreement by [**]2, [**]2 and Impakt Opti Holdings, Inc. to the Bonus Payment Recipient, which will be paid by [**]2, [**]2 and Impakt Opti Holdings, Inc.  in accordance with the terms of the Bonus Agreement.

“Bonus Payment Recipient” means the individual entitled to payments pursuant to the Bonus Agreement.

“Books and Records” means all information in any form relating to the business of the Company Group, including books of account, financial, tax, business, marketing, sales, personnel and research information and records, client lists, information and records, equipment logs, operating guides and manuals, business reports, plans and projections, litigation records and all other documents, files, correspondence and other information.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Toronto, Ontario are authorized or required by Law to close.

2  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP (which may be a negative number in the event of overdrafts), including cash and checks that are deposits-in-transit net of all checks, outgoing wires or drafts written by or on behalf of such Person and its Subsidiaries but not yet cleared and excluding all security or similar deposits.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Change in Control Payment” means (a) any bonus, success fee, change in control payment, severance payment, retention payment, and any other payment, benefit or compensation that is accelerated, accrues or becomes due or payable by any member of the Company Group to any present or former director, employee or consultant of the Company Group or to any other Person or Governmental Authority, including pursuant to any Employee Plan or Contract, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (including any such payment, benefit or compensation conditioned on the occurrence of the Closing or the Merger) but not any action (including any termination of service following the Closing or the Merger) by the Acquiror, Surviving Entity or any of its Subsidiaries taken after the Closing and (b) the employer portion of any payroll Taxes attributable to any amounts described in the preceding clause (a). For greater certainty, any Change of Control Payments (as defined in the DGC Agreement) and any amounts payable under or in connection with the termination of the DGC Agreement that remain unpaid as of the Effective Time shall be treated as Change of Control Payments hereunder.  Further, except for the employer portion of any payroll Taxes attributable thereto, any amounts payable under or in connection with the Bonus Agreement shall not be treated as Change of Control Payments hereunder.

“Closing” has the meaning specified in Section 2.2.

“Closing Balance Sheet” has the meaning specified in Section 2.7(a).

“Closing Certificate” has the meaning specified in Section 2.2(b)(i).

“Closing Consideration” has the meaning specified in Section 2.4(a)(ii).

“Closing Consideration Allocation” has the meaning specified in Section 7.5(c)(ii).

“Closing Date” has the meaning specified in Section 2.2.

“Closing Date Cash” means the Cash and Cash Equivalents of the Company Group as of the Reference Time.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company Group as of the time of Closing (other than any Indebtedness included in Holder Expenses).

“Closing Date Net Working Capital” means (i) Current Assets minus (ii) Current Liabilities, in each case as of the Reference Time.

“Closing Date Other Adjustment Amount” means, without duplication, the aggregate net amount, whether positive or negative, of the value of the Other Adjustment Items, in each case calculated as of the Reference Time in accordance with the Agreed Accounting Principles.

“Closing Statement” has the meaning specified in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company Disclosure Schedule” has the meaning specified in the introduction to ARTICLE III.

“Company Group” means the Blocker Company, the Company and each of their respective Subsidiaries.

“Company Intellectual Property” has the meaning specified in Section 3.21(c).

“Company Products” means all products from which the Company and its Subsidiaries have derived within the one (1) year period preceding the date hereof revenue from the sale, license, maintenance or provision thereof.

“Company Transaction” has the meaning specified in Section 5.3.

“Confidentiality Agreement” has the meaning specified in Section 12.13.

“Contracts” means any written or oral contracts, agreements, subcontracts, leases, licenses, bonds, mortgage, indentures and notes.

“Cooley” has the meaning specified in Section 12.7.

“Credit Agreements” means (i) the Credit Agreement dated January 23, 2017 among the Company, A-1 Machine Manufacturing Incorporated and Comerica Bank, as amended March 17, 2017, which includes the Master Revolving Note dated January 23, 2017, the term loan note dated August 31, 2017, the Guaranty dated January 23, 2017 made by Sun Surface Technology the general security agreement dated January 23, 2017 and the pledge agreement dated January 23, 2017, (ii) the Loan Contract, dated April 14, 2017, by and between Industrial Bank of Korea and A-1 Engineering Korea, Inc. and (iii) Loan Contract, dated June 30, 2017, by and between Industrial Bank of Korea and A-1 Engineering Korea, Inc.

“Current Assets” means, without duplication, the aggregate amount of the current assets of the Company and its Subsidiaries measured on a consolidated basis as of the Reference Time and in a manner consistent with the terms set forth in Annex B; provided, however, that “Current Assets” shall exclude: (i) Cash and Cash Equivalents, (ii) Tax assets, (iii) any inventory of the Company and its Subsidiaries that is older than 12 months, (iv) any inventory of the Company and its Subsidiaries to the extent that the Company and its Subsidiaries holds an amount of such inventory that is in excess of 12 months’ demand at current and expected levels of demand; (v) any Special Receivable Amounts, (vi) any amounts in connection with the Other Adjustment

Items, (vii) any receivable or other asset of A-1 Engineering Korea, Inc. and A-1 Machine Manufacturing Incorporated related to the approximately $472,000 advance made to Impakt Fluid Systems, LLC, (viii) any current assets of Impakt Fluid Systems, LLC; and (ix) all scrap materials, including material scrapped in the Santa Clara site building reduction cleanup and material sent to South Korea for qualification (not production).

“Current Liabilities” means, without duplication, the aggregate amount of the current liabilities of the Company and its Subsidiaries measured on a consolidated basis as of the Reference Time and in a manner consistent with the terms set forth in Annex B, which shall include any current Tax liabilities, calculated in accordance with Section 7.5(i) and 7.5(j); provided, however, that “Current Liabilities” shall exclude (i) any Holder Expenses, (ii) Indebtedness included in Closing Date Indebtedness, (iii) any amounts included in the Other Adjustment Items, (iv) any current liabilities of Impakt Fluid Systems, LLC and (v) the Bonus Agreement Payment Amount.

“Current Blocker Tax Liabilities” means the aggregate amount of current Tax liabilities of the Blocker Company as of the Reference Time, calculated in accordance with Section 7.5(i) and Section 7.5(j).

“Damages” has the meaning specified in Section 9.2(c).

“Deductible” has the meaning specified in Section 9.3(d).

“DGC Agreement” means the Sales Representative Agreement dated as of November 7, 2016 between A-1 Machine Manufacturing Incorporated and DGC Global, Inc.

“Dispute” means any dispute, controversy, claim, counterclaim or similar matter which relates to or arises out of or in connection with this Agreement, including the validity, existence, construction, meaning, performance or effect of this Agreement, or the rights and liabilities of the parties hereto, the Holders and the holders of Phantom Units.

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Annex C, which shall be updated as necessary by the Company prior to the Closing.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Time” has the meaning specified in Section 2.1.

“Employee Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other (a) retirement, welfare, severance, bonus, incentive, vacation, life, deferred compensation, profit-sharing, or other benefit or compensation plan, program, policy, arrangement or agreement; (b) stock options, stock appreciation rights, or other forms of equity or equity-based compensation or benefits; and (c) employment or offer letters or agreements, separation, termination, change of control or other contract, arrangement or policy providing compensation or benefits, which, in each case, is currently entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or may incur any liability or obligation.

“Environment” means any of the following:

(a)           land, including surface land, sub-surface strata and any natural or man-made structures;

(b)           water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and

(c)           air, including indoor and outdoor air; and

(d)           natural resources.

“Environmental Laws” means all Laws, as in effect on or prior to the Closing Date, relating to pollution, the protection of the Environment, Releases of Hazardous Substances or the protection of human health (to the extent related to Hazardous Substances), including, without limitation, CERCLA, the Superfund Amendments and Reauthorization Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and any applicable national, international, federal, state or local Law having a similar subject matter.

“Environmental Matter” means:

(a)           pollution or contamination of the Environment, including, soil or groundwater contamination or the occurrence or existence of, or the continuation of the existence of, a Release of any Hazardous Substance;

(b)           the treatment, disposal or Release of any Hazardous Substance;

(c)           exposure of any person to any Hazardous Substance; and/or

(d)           the violation of any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit issued, granted or required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at any relevant time, is treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning specified in Section 2.5(b)(i).

“Escrow Agreement” has the meaning specified in Section 2.5(b)(i).

“Escrow Fund” means the Indemnity Escrow Fund, the Adjustment Escrow Fund, the Special Escrow Fund and the Current Income Tax Escrow Fund.

“Escrow Participant” means each Holder.

“Estimated Closing Balance Sheet” has the meaning specified in Section 2.6.

“Estimated Closing Date Cash” has the meaning specified in Section 2.6.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.6.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.6.

“Estimated Closing Statement” has the meaning specified in Section 2.6.

“Estimated Current Blocker Tax Liabilities” has the meaning specified in Section 2.6.

“Estimated Holder Expenses” has the meaning specified in Section 2.6.

“Estimated Other Adjustment Amount” has the meaning specified in Section 2.6.

“Evaluation Material” has the meaning specified in Section 3.37.

“Excluded Units” has the meaning specified in Section 2.4(a)(i).

“Existing Indebtedness” means Indebtedness pursuant to the Credit Agreements.

“Existing LLC Agreement” means that certain First Amended and Restated Operating Agreement of the Company, dated as of May 2, 2017, as amended on or about December 7, 2017 and February 22, 2018.

“Financial Statements” has the meaning specified in Section 3.8(b).

“Flow-Through Tax Return” means any income Tax Return filed by the Company or any of its Subsidiaries to the extent that (i) the Company or its Subsidiary is treated as a pass-through entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are allocated to, and reflected on the Tax Returns of, one or more of the holders of Units (or the holders’ direct or indirect owners).

“Fraud” means an act in the making of a representation or warranty expressly set forth this Agreement or any certificate delivered pursuant to this Agreement, committed by the Company, the Blocker Company or the Blocker Seller making such express representation or warranty, that such party making such representation or warranty knew or believed to be false or made with reckless indifference to the truth, with intent by it or any of its Representatives to deceive Acquiror or to induce Acquiror to enter into this Agreement, and requires (a) a false representation of fact expressly set forth in the representations and warranties set forth in this Agreement; (b) knowledge by the party making the representation and warranty or their Representatives that such representation and warranty is false; and (c) an intention to induce Acquiror to act or refrain from acting in reliance upon it or causing Acquiror, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action (the parties acknowledge that “taking action” shall include Acquiror executing this Agreement in reliance on the false or recklessly given representation and warranty); or (d) the Acquiror suffering damage by reason of its reliance on the false or recklessly given representation and warranty.

“Fundamental Representations” shall means each of the representations and warranties set forth in Section 3.1 (Organization of the Company), Section 3.2 (Subsidiaries) Section 3.3 (Due Authorization), Section 3.6 (Capitalization of the Company), Section 3.7 (Capitalization of Subsidiaries), Section 3.18 (Brokers’ Fees), and Section 3.35 (Blocker Company).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, purchase order, task order, delivery order, change order or other contractual commitment of any kind, between the Company or its Subsidiaries and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority of any nature, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, stock exchange, court, tribunal, arbitrator or arbitral body or mediator of a competent jurisdiction or any individual, entity or body exercising, or entitled to exercise, any governmental, executive, legislative, judicial, administrative, regulatory, audit, investigative, police, military or taxing authority or power on behalf of the above noted entities.

“Governmental Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, or (ii) any political party or party official or candidate for political office.

“Governmental Order” means any order, judgment, injunction, decree, consent decree, writ, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form that is friable, urea-formaldehyde foam insulation (“UFI”), and polychlorinated biphenyls (“PCBs”) and/or (b) any chemical, material, substance or waste, which is defined, classified, listed or characterized by a Governmental Authority as hazardous, toxic, restricted, ignitable, corrosive, reactive, a pollutant or contaminant, or words of similar meaning and effect.

“Holder” means each holder of Units and Blocker Seller.

“Holder Expenses” means the sum of (i) the fees and expenses arising from the provision of services at or prior to the Closing that have been incurred on or prior to the Closing Date and payable by any member of the Company Group in connection with the preparation, negotiation and execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby or in connection with the sale process or pursuing a sale of the Company or the business of the Company to a buyer other than the Acquiror  (including all such amounts referred to in Section 3.18)  and (ii) the aggregate amount of any Change in Control Payments, in each case, with respect to clauses (i) and (ii), to the extent not paid prior to the Closing.  For the avoidance of doubt, Holder Expenses shall not include Taxes other than as expressly set forth in the definition of Change in Control Payments.

“Holder Representative” has the meaning specified in the Preamble.

“Holder Representative Engagement Agreement” means that certain Engagement Agreement by and among the Company, the Holder Representative and the Advisory Group.

“Holder Representative Expense Fund” has the meaning specified in Section 11.2(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“[**]3 Investigation” means the active [**]3 investigation of the affairs of the Company Group.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children (whether natural or adopted), children of a spouse, and siblings, or any other relative of such Person that shares such Person’s home.

“Income Tax” means any federal, state, local, or foreign Tax measured by or imposed on net income or franchise tax imposed in lieu thereof.

“Indebtedness” of any Person as of any date means, without duplication, all liabilities and obligations of such Person and its Subsidiaries, together with accrued and unpaid interest thereon and any prepayment, premium or other penalties and any fees and expenses thereunder due upon repayment thereof, including any such amounts contingent upon or related to the Closing (a) for borrowed money; (b) evidenced by bonds, debentures, notes, debt securities, loans, credit agreements, mortgages, or similar instruments for the payment of which such Person is responsible or liable; (c) as an account party in respect of letters of credit and bankers’ acceptances or similar credit or surety transactions, but only to the extent drawn at Closing; (d) with respect to leases required to be treated as capital leases under GAAP; (e) for the deferred purchase price of property, services, equity or other assets (including all seller notes and “earn-out” payments but excluding any accounts payable or accrued expenses incurred in the Ordinary Course of Business and included as a current liability in the Closing Date Net Working Capital); (f) contractual obligations relating to interest rate or exchange rate protection, swap agreements and collar agreements or similar arrangements, (g) any amounts owing in respect of declared but unpaid dividends and any amounts owing in respect of put rights that have been exercised; and (h) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the items set forth in clauses (a) through (g).  For the avoidance of doubt, Indebtedness shall not include Taxes.

“Indemnification Escrow Amount” means a cash amount equal to $[**]3.

3  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

“Indemnification Escrow Fund” means a separate account in which the Indemnification Escrow Amount will be deposited to be held in trust with the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Indemnified Blocker Taxes” means (a) all Taxes imposed on the Blocker Company with respect to a Pre-Closing Tax Period (including Taxes under Section 951 or Section 951A of the Code to the extent attributable to Pre-Closing Tax Periods), (b) all liabilities of the Blocker Company for Taxes of another Person as a result of the Blocker Company being (or having been), on or prior to the Closing Date, a member of an affiliated, consolidated, combined, unitary or similar Tax group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (c) all Taxes of any Person imposed on the Blocker Company as a transferee or successor, by contract (other than an Ordinary Commercial Agreement) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (d) to the extent not included in (a) above all Taxes imposed on the Blocker Company under Section 965 of the Code; provided, however, that Indemnified Blocker Taxes shall be calculated in accordance with Section 7.5(i) and Section 7.5(j) and shall not include any Taxes taken into account as Current Blocker Tax Liabilities in the calculation of the Blocker Company Payment.

“Indemnified Person” has the meaning specified in Section 6.1(a).

“Indemnified Taxes” means (a) all Taxes imposed on the Company or its any of its Subsidiaries with respect to a Pre-Closing Tax Period (including Taxes under Section 951 or Section 951A of the Code to the extent attributable to Pre-Closing Tax Periods), (b) all liabilities of the Company or any of its Subsidiaries for Taxes of another Person as a result of the Company or any of its Subsidiaries being (or having been), on or prior to the Closing Date, a member of an affiliated, consolidated, combined, unitary or similar Tax group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (c) all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract (other than an Ordinary Commercial Agreement) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (d) to the extent not included in (a) above all Taxes imposed on the Company or any of its Subsidiaries under Section 965 of the Code; provided, however, that Pre-Closing Taxes shall be calculated in accordance with Section 7.5(i) and Section 7.5(j) and shall not include any Taxes taken into account as Change in Control Payments in the calculation of Holder Expenses or as Current Liabilities in the calculation of Closing Date Net Working Capital.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world,  whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected, or the subject of a pending application therefor, including: (a) all inventions, patents and patent applications; (b) all trademarks, service marks, trade dress, and logos, whether at common law or registered, domain names, social media identities, mobile applications and all applications, registrations, and renewals in connection therewith; (c) all copyrights, and all applications, registrations and renewals in connection therewith and the benefits of any moral rights waivers in respect of works in which copyright subsists; (d) all industrial designs and all applications and registrations in connection therewith; (e) all trade secrets, know-how and proprietary confidential business information.

“Interim Financial Statements” has the meaning specified in Section 3.8(b).

“Key Consents” means those consents listed on Annex O other than the Required Consent.

“Laws” means, with respect to any Person, all provisions of statutes, rules, regulations, ordinances, policy, guidance, and orders of any Governmental Authority, all common law applicable to such Person and all Governmental Orders to which such Person is a party and all other provisions having the force or effect of law issued by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

“Letter of Transmittal” has the meaning specified in Section 2.5(c).

“Liability” means, with respect to any Person, any Indebtedness, liability, claim, commitment or other obligation of any kind or character, whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, joint or several, due or to become due, incurred, absolute, contingent or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, deed of trust, collateral security arrangement, pledge, title imperfection, title defect, hypothecation, conditional or installment sales agreement, charge, easement, encroachment, encumbrance, security interest or other lien, reservation or restriction of any kind.  For the avoidance of doubt, “Liens” shall not include non-exclusive licenses of Intellectual Property.

“Material Adverse Effect” means, any event, change, development, effect, condition, fact, or circumstance that, individually or in the aggregate with other events, changes, developments, effects, conditions, facts, or circumstances, that (a) has had, or could reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) that does, or would reasonably be expected to, prevent, or materially and adversely impair, delay or affect the ability of such Person or its Subsidiaries to perform their obligations hereunder and to consummate the transactions contemplated hereby (including the Closing and the Merger); provided, however, that, except as set forth in the proviso immediately below, in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change in economic, business or financial market conditions generally, (ii) any acts of terrorism or war, (iii) earthquakes, floods, natural disasters or other acts of nature, (iv) any change generally affecting any of the industries in which such Person or its Subsidiaries operates, (v) changes in Law or GAAP, (vi) the public announcement of this Agreement or the Merger, (vii) the compliance with the express terms of this Agreement or the taking of any action required by this Agreement or (viii) any failure to meet its financial projections (including, without limitation, revenues, bookings or earnings) of the Company and its Subsidiaries relating to any period after the date hereof (but not excluding any of the reasons for or factors contributing to any such failure); provided further that, the items (and the effects of the items) in clauses (i), (ii), (iii), (iv), and (v) shall be taken into account in determining whether a Material Adverse Effect exists or has occurred if such items have a disproportionate impact on the Company and its Subsidiaries taken as a whole relative to other participants in the industries in which the Company or its Subsidiaries operate.

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the Preamble.

“Merger Sub Units” has the meaning specified in Section 4.8.

“Non-Solicitation Agreement” means those certain Non-Solicitation Agreement to be entered into between Acquiror, the Company and each of the Persons identified in Schedule 8.2(f)(viii) in the form attached hereto as Annex I-A.

“Non-Solicitation and Non-Competition Agreements” means those certain Non-Solicitation and Non-Competition Agreements to be entered into between Acquiror, the Company and each of the Persons identified in Schedule 8.2(f)(viii) in the form attached hereto as Annex I-B.

“Notice of Indemnification Claim” has the meaning specified in Section 9.7.

“Ordinary Commercial Agreement” has the meaning specified in Section 3.16(e).

“Ordinary Course of Business” means, consistent in nature, scope and magnitude with the past practices of the Company Group, in the ordinary course of normal day-to-day operations of the Company Group without requiring the authorization of the equityholders of any of the Company Group or any other separate or special authorization of any nature.

“Other Adjustment Items” means those items set forth on Exhibit M.

“Outside Date” means December 31, 2018 or such later date as may be agreed to in writing by the Parties; provided, that if the Closing has not occurred by the Outside Date as a result of the failure to satisfy the condition set forth in Section 8.1(a), then either Acquiror or the Company may from time to time elect in writing to extend the Outside Date for up to four successive periods of 15 days, provided that such party so electing is then in compliance in all material respects with its obligations under this Agreement and the party so extending the Outside Date reasonably believes that the condition set forth in Section 8.1(a) is capable of being satisfied prior to the Outside Date, as it may be extended.

“Owned Intellectual Property” means Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning specified in Section 3.20(a).

“Paying Agent” means Epiq Corporate Restructuring, or such other Person as the Acquiror and Holder Representative designate.

“Paying Agent Agreement” means that certain Paying Agent Agreement to be entered into between Acquiror, the Holder Representative and the Paying Agent in form and substance reasonably satisfactory to the Acquiror and the Holder Representative.

“Permits” has the meaning specified in Section 3.19.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens for labor, materials or supplies provided with respect to Leased Real Property incurred in the Ordinary Course of Business for amounts which are not due and payable and which would not, individually or in the aggregate, materially impair the business conducted thereon; (b) Liens for current Taxes not yet due and delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any Leased Real Property which do not or would not, individually or in the aggregate, materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon; (d) Liens securing payment, or any other obligations, of the Company Group with respect to Existing Indebtedness solely to the extent they will be released without liability or obligation to the Acquiror, Surviving Entity or its Subsidiaries as of the Closing; (e) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; and (f) Liens associated with the Credit Agreements and other Liens described on Schedule 1.1, which will all be released at Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, unlimited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, a sole proprietorship, labor union or other employee representative body, Governmental Authority or other entity of any kind.

“Phantom Unit Acknowledgment and Release” means an acknowledgment, release and agreement to the appointment of the Holder Representative under Article XI hereof, in a form reasonably satisfactory to Acquiror, confirming their agreement that the Distribution Waterfall accurately reflects the amounts to which such Person is entitled with respect to his or her Phantom Units.

“Phantom Unit Cash Payment” has the meaning specified in Section 2.4.

“Phantom Units” means any awards granted under the Phantom Units Plan.

“Phantom Units Plan” means the Company’s 2016 Phantom Units Plan amended as of December 7, 2017.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Reorganization” means the transactions described in Annex L.

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Principal Customers” has the meaning specified in Section 3.26.

“Principal Suppliers” has the meaning specified in Section 3.26.

“Pro Rata Portion” means, with respect to each Escrow Participant, an amount, rounded to the nearest one one-hundredth of one percent with 0.005% rounded up, equal to the quotient (expressed as a percentage) obtained by dividing (A) the total amount of Closing Consideration due to such Escrow Participant pursuant to Section 2.4(c) by (B) the total amount of Closing Consideration due to all of the Escrow Participants pursuant to Section 2.4(c).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning specified in Section 3.20(b).

“Reference Time” means 11:59 p.m., New York City time, on the day immediately preceding the Closing Date; provided that the Reference Time for purposes of calculating the Tax assets and Tax liabilities included in the Closing Date Net Working Capital and Current Blocker Tax Liabilities shall be 11:59 p.m., local time for each location of the Company or any of its Subsidiaries, on the Closing Date.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including (a) patents and patent applications; (b) trademark registrations and applications; (c) copyright registrations and applications; (d) industrial design registrations and applications; and (e) domain name registrations.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the Environment.

“Release Date” means each of (i) the date that is [**]4 months after the Closing Date, (ii) [**]4, (iii) [**]4 and (iv) [**]4.

“Representatives” has the meaning specified in Section 5.3.

“Required Consent” means that consent listed on Annex O as a Required Consent.

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy, which shall be bound immediately prior to the signing of this Agreement and for the benefit of Acquiror as the named insured, substantially in the form attached as Annex D.

“Securities Act” has the meaning specified in Section 4.10.

“Software” means all computer software (in object code or source code format).

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its indebtedness as it matures, and (e) with respect to each Subsidiary, solvent as determined by the applicable laws of the jurisdiction of incorporation of such Subsidiary.  For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Special Escrow Amount” means a cash amount equal to $[**]4.

“Special Escrow Fund” means an account in which the Special Escrow Amount will be deposited in three sub-accounts, consisting of separate sub-accounts of $[**]4 for Special Escrow Tax Losses, $[**]4 for Unsatisfied Current Income Taxes and unsatisfied Current Blocker Tax Liabilities, and $[**]4 for [**]4 Investigation Losses, to be held in trust with the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Special Escrow Tax Losses” means the Losses attributable to the Indemnified Taxes, if any, arising out of or resulting from: (i) income Taxes imposed by South Korea in respect of the

4  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

transfer pricing of the Company and its Subsidiaries in Pre-Closing Tax Periods, (ii) income Taxes imposed by South Korea in respect of the sale and lease of the Songdo land and buildings between A-1 Engineering Korea, Inc. and YKS Investments, LLC, (iii) income Taxes imposed by the United States in respect of compensation deductions claimed by A-1 Manufacturing, Inc., on its income Tax Returns for 2009-2015 Tax years, (iv) income Taxes imposed by the United States under Section 965 of the Code; and (v) income Taxes imposed by the United States in respect of any failure to reconcile book income and Tax income of A-1 Machine Manufacturing, Inc., for the 2016 Tax year.

“Special Receivable Amounts” has the meaning specified in Section 6.3.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the voting power of the equity securities or equity interests (or equivalent) sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there is no such voting power, 50% or more of the equity securities or equity interests (or equivalent)), or the legal power to direct the business or policies of such Person, is owned, directly or indirectly, by such Person.

“Surviving Entity” has the meaning specified in Section 2.1(a).

“Target Closing Date Net Working Capital” means $[**]5.

“Tax” or “Taxes” means all taxes (whether federal, state, local or non-U.S.) including, without limitation, income, profits, gross receipts, alternative minimum, value added, sales, use, goods and services, property, personal property (tangible and intangible), real property gains, stamp, excise, customs, duty, franchise, capital, capital stock, transfer, escheat, unclaimed payments, estimated, former Code Section 59A, net proceeds, production, ad valorem, turnover, documentary, inventory, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, occupational, windfall profit, severance, or other taxes imposed by any Governmental Authority, including any interest, penalty, or addition thereto, and any liability for such amounts as a result of being a partner of a partnership, a successor to a former corporation under a prior merger or liquidation transaction, or a member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or non-U.S. tax law) an including any liability for taxes as a transferee or successor or otherwise by operation of applicable Law.

“Tax Returns” means any return, declaration, report, claim for refund or credit, or information return or statement relating to Taxes, and any amendment thereto.

“Termination Date” has the meaning specified in Section 9.1.

5  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

“Third-Party Claim” has the meaning specified in Section 9.4.

“Transaction Deduction” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (i) items included in Closing Date Net Working Capital, Closing Date Indebtedness, or Holder Expenses, (ii) any compensatory payments made pursuant to this Agreement (including, subject to Section 7.5(l), the portion of the Bonus Agreement Payment that is payable upon Closing and payments in respect of Phantom Units, including the cost recharge for amounts payable with respect to Phantom Units held by employees of A-1 Engineering Korea, Inc., pursuant to any transfer pricing agreement with A-1 Engineering Korea, Inc.), and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Stock Assignment Agreement, the Closing Certificate, the Letter of Transmittal and each other agreement and certificate executed and delivered by the parities hereto in connection with the transactions contemplated hereby.

“Transfer Taxes” has the meaning specified in Section 2.10.

“Transferors” has the meaning specified in Section 12.7.

“Units” has the meaning specified in Section 3.6(a).

“Unsatisfied Current Income Taxes” means the Indemnified Taxes of the Company and its Subsidiaries, if any, that are income Taxes for taxable periods beginning on or after January 1, 2018, as calculated in accordance with Section 7.5(i) and 7.5(j).  For the avoidance of doubt, Unsatisfied Current Income Taxes shall not include any Taxes that were (a) paid prior to the Closing Date, (b) included as Current Liabilities in the calculation of Closing Date Net Working Capital, or (c) are attributable to the post-closing portion of a Straddle Period as calculated in accordance with Section 7.5(i) and 7.5(j).

“Unvested Phantom Units” means Phantom Units that remain subject to vesting conditions as of the Closing (after giving effect to the transactions that will occur on the Closing Date).

“Unvested Units” means Units that remain subject to vesting conditions as of the Closing (after giving effect to the transactions that will occur on the Closing Date).

“WARN Act” has the meaning specified in Section 3.15(d).

“Withholding Agents” has the meaning specified in Section 2.9.

1.2                               As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after due inquiry, of, in the case of the Company, those individuals listed on Schedule 1.2, and in the case of all other Persons, such Person’s executive officers. For the purposes of the foregoing, “due inquiry” shall include reasonable review of applicable records and inquiry of all officers and senior managers of the Company Group who have responsibility for the matter as to which a particular representation and warranty, condition, or other obligation hereunder relates.

ARTICLE II.
THE MERGER AND SALE OF INTEREST

2.1                               Merger and Sale of Blocker Interest.

(a)                                 The constituent entities to the Merger are the Company and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate existence of Merger Sub shall thereupon cease.  The Company shall continue as the surviving entity in the Merger (hereinafter referred to for the periods on and after the Effective Time as the “Surviving Entity”), and shall be a wholly-owned subsidiary of the Acquiror (directly and through its ownership of the Blocker Company). The separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as provided in Section 2.3.  The Merger shall have the effects set forth in the DLLCA.  On the Closing Date, Merger Sub and the Company shall cause a Certificate of Merger between Merger Sub and the Company (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware as provided in Section 18-209 of the DLLCA.  For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DLLCA or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement,  immediately prior to the Effective Time, the Blocker Seller shall sell, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase and accept delivery from the Blocker Seller of all of the Blocker Interest, which Blocker Interest shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of Blocker Company, free and clear of any Liens (other than Liens created by blue sky or securities laws) (the “Blocker Interest Acquisition”).  The Blocker Seller shall deliver to Acquiror the Blocker Interest free and clear of all Liens (other than Liens created by blue sky or securities laws) by executing a Blocker Interest Assignment Certificate in the form attached hereto as Annex E (a “Blocker Interest Assignment Certificate”).  Payment by Acquiror for the Blocker Interest shall be made in accordance with Sections 2.4(c) and 2.5.

2.2                               Closing.

(a)                                 Closing Date. The closing for the Merger and sale of the Blocker Interest (the “Closing”) shall take place by electronic exchange of documents and signature pages at 10 A.M. Pacific Time on the date which is five (5) Business Days after the date on which all conditions set forth in ARTICLE VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The parties hereto acknowledge and agree that the Blocker Company Stock Acquisition shall be deemed to have been consummated immediately prior to the Effective Time and the consummation of the Merger, but neither the Blocker Company Stock Acquisition nor the Merger shall be consummated unless both transactions are consummated.

(b)                                 Deliveries of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror:

(i)                                     bringdown certificates signed by officers of the Company and the Blocker Company, dated the Closing Date, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled, in the form of Annex J (the “Closing Certificate”);

(ii)                                  a factual certificate signed by a senior officer of each member of Company Group and the Blocker Company, dated as of the Closing Date, in the form of Annex K;

(iii)                               a duly authorized and executed certificate, in a form reasonably satisfactory to Acquiror, dated as of the Closing Date and sworn under penalties of perjury, in the form and substance of Treasury Regulations promulgated under Section 1445 of the Code, certifying that fifty percent or more of the value of the gross assets of the Company do not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents in accordance with Treasury Regulation Section 1.1445-11T;

(iv)                              a duly authorized and executed Internal Revenue Service Form W-9, in a form reasonably satisfactory to Acquiror, from each Holder (other than the Blocker Seller);

(v)                                 a duly authorized and executed certificate, in a form reasonably satisfactory to Acquiror, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying that Blocker Company is not a United States real property holding corporation and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Section 1.897-2(h)(2) of the Treasury Regulations;

(vi)                              the Required Consent;

(vii)                           payoff letters duly executed by each lender of the Indebtedness of the Company Group, including the Existing Indebtedness, indicating that, upon payment of the amount specified in such payoff letter, all outstanding obligations of the Company Group arising under or relating to such Indebtedness shall be repaid and extinguished in full and that upon receipt of such amount such Person shall release its Liens and other security interests in, and shall file, or authorize the Company to file, Uniform Commercial Code Termination Statements and such other documents necessary to release of record its Liens and other security interests in, the assets and properties of the Company Group;

(viii)                        duly executed resignations in the form attached hereto in Annex H of the officers, members and directors of each member of the Company Group and the Blocker Company, as requested by Acquiror at least three (3) Business Days prior to the Closing;

(ix)                              the Non-Solicitation Agreement and the Non-Solicitation and Non-Competition Agreements, duly executed by each of the Persons identified in Schedule 2.2(b)(ix);

(x)                                 the Escrow Agreement, duly executed by the Holder Representative;

(xi)                              the Paying Agent Agreement, duly executed by the Holder Representative and the Paying Agent;

(xii)                           a certificate of good standing, or equivalent document, dated not more than ten (10) days prior to the Closing Date with respect to each member of the Company Group;

(xiii)                        any Books and Records in the possession or control of the Holders or their Affiliates (other than the Company Group);

(xiv)                       the Certificate of Merger, executed by the Company;

(xv)                          Letters of Transmittal duly executed and correctly completed by Holders representing at least 95% of the Units;

(xvi)                       the Phantom Unit Acknowledgment and Releases, duly executed by each holder of Phantom Units;

(xvii)                    the certificate or certificates, if any, representing the Blocker Interest, accompanied by irrevocable security transfer powers of attorney duly executed in blank by the holders of record or their authorized powers of attorney, together with evidence satisfactory to Acquiror that Acquiror has been entered upon the books of the Blocker Company as the holder of the Blocker Interest;

(xviii)                 evidence in form satisfactory to the Acquiror, acting reasonably, that the Pre-Closing Reorganization has been completed;

(xix)                       a direction from [**]6, [**]6 and Impakt Opti Holdings, Inc. directing Acquiror to pay a portion of their respective Closing Consideration along with any other amounts payable to them pursuant to the terms and conditions of this Agreement to the Company, for further payment to the Bonus Payment Recipient, in satisfaction of the Bonus Agreement Payment, in form and substance satisfactory to the Acquiror in its reasonable discretion;

(xx)                          acknowledgements and releases executed by each holder of Class A Units in respect of the allocation of Closing Consideration pursuant to the

6  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

Distribution Waterfall, in form and substance satisfactory to the Acquiror in its reasonable discretion;

(xxi)                       acknowledgements and releases executed by Holders representing at least 75% of the Class B Units and B-1 Units in respect of the allocation of Closing Consideration pursuant to the Distribution Waterfall, in form and substance satisfactory to the Acquiror in its reasonable discretion; and

(xxii)                    the Blocker Interest Assignment Certificate, duly executed by the Blocker Seller and the Blocker Company.

(c)                                  Deliveries of Acquiror. At the Closing, Acquiror shall deliver, or cause to be delivered, to the Company:

(i)                                     a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

(ii)                                  the Escrow Agreement, duly executed by Acquiror.

(iii)                               the Paying Agent Agreement, duly executed by the Acquiror and the Paying Agent;

(iv)                              evidence satisfactory to the Company that the R&W Insurance Policy is in full force and effect, subject to the occurrence of the Effective Time.

2.3                               Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity; Officers and Managers of the Surviving Entity.  At the Effective Time, (a) the certificate of formation and limited liability company agreement of the Surviving Entity shall be the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DLLCA, and (b) the officers and managers of the Surviving Entity shall be the officers and managers of Merger Sub immediately prior to the Effective Time.  The Company shall cause each of the officers and managers of the Company to tender their written resignation of such position in the form attached hereto in Annex H, immediately prior to, and effective as of, the Closing.

2.4                               Conversion of Company Units and Phantom Units.

(a)                                 At the Effective Time and immediately after the consummation of the Blocker Interest Acquisition, by virtue of the Merger and without any action on the part of any Person:

(i)                                     all Units held by Acquiror, directly or indirectly (consisting of those Units held by Blocker Company following the purchase of the Blocker Interest) shall remain as outstanding membership units in the Surviving Entity but shall not be converted into the right to receive any portion of the Closing Consideration (such Units are referred to as the “Excluded Units”);

(ii)                                  (A) all Unvested Units shall be cancelled and terminated for no consideration and (B) all of the other Units that are outstanding (and for the avoidance of doubt, other than any Excluded Units) shall thereupon be cancelled and shall cease to exist and shall be automatically converted into and become the right to receive, along with the holders of vested Phantom Units and the Blocker Seller, a portion of the Closing Consideration (without any interest or dividends thereon), as allocated pursuant to Section 2.4(c), and additional payments, if any, pursuant to Section 2.7(d), Section 6.3, Section 7.5(h), Section 9.8 and Section 11.2(b), if applicable.  “Closing Consideration” shall mean an amount equal to, in each case, without duplication, $329,000,000 plus or minus (as applicable) (1) the Estimated Closing Date Net Working Capital minus the Target Closing Date Net Working Capital (which difference may be positive or negative) minus (2) the Estimated Closing Date Indebtedness plus (3) the Estimated Closing Date Cash minus (4) the Adjustment Escrow Amount minus (5) the amount of the Holder Representative Expense Fund minus (6) the Estimated Holder Expenses minus (7) the Indemnification Escrow Amount minus (8) the Special Escrow Amount minus and plus or minus (as applicable) (9) the Estimated Closing Date Other Adjustment Amount.

(iii)                               Any Units (other than Unvested Units and Excluded Units), and any certificates or agreements representing such Units, shall thereafter represent only the right to receive payment in accordance with this Section 2.4 and additional payments, if any, pursuant to Section 2.7(d), Section 6.3, Section 7.5(h), Section 9.8 and Section 11.2(b), if applicable.

(b)                                 At the Effective Time and immediately after the consummation of the Blocker Company Stock Acquisition, by virtue of the Merger and without any action on the part of any Person, all Unvested Phantom Units shall be cancelled and terminated for no consideration.  All other outstanding Phantom Units (other than Unvested Phantom Units) as of the Effective Time shall terminate and be automatically converted into the right of the holder to receive a portion of the Closing Consideration, as allocated pursuant to Section 2.4(c) after giving effect to any required Tax withheld in accordance with Section 2.9 (the “Phantom Unit Cash Payments”).  As of the Effective Time, each holder of a Phantom Unit shall cease to have any rights under or with respect thereto, except with respect to holders of vested Phantom Units, the right to receive their respective Phantom Unit Cash Payment.

(c)                                  The Closing Consideration shall be allocated so that each holder of Units (and, for the avoidance of doubt, other than Excluded Units and Unvested Units), each holder of Phantom Units (other than in respect of Unvested Phantom Units) outstanding as of the Effective Time and the Blocker Seller shall be entitled to receive, in full settlement of such Units, Phantom Units and the Blocker Interest, respectively, such portion of the Closing Consideration calculated in accordance with the Distribution Waterfall (after giving effect to any required Tax withheld in accordance with Section 2.9), which amounts shall be paid in accordance with Section 2.5.

(d)                                 The Company shall take all such actions as may be necessary to accomplish the foregoing under the Company’s 2016 Amended and Restated Restricted Equity Plan and the

Phantom Units Plan, including giving any required notices under such plans, and to terminate such plans effective as of no later than immediately prior to, but subject to, the Effective Time.

(e)                                  At the Effective Time, and immediately after the consummation of the Blocker Company Stock Acquisition, by virtue of the Merger and without any action on the part of any Person, the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall collectively be converted into membership interest in the Surviving Entity.

2.5                               Payment and Exchange.

(a)                                 Paying Agent Engagement. At or prior to the Effective Time, the Holder Representative, Acquiror and the Paying Agent shall enter into the Paying Agent Agreement for purposes of paying the Closing Consideration to the holders of Units and Phantom Units and to the Blocker Seller (in accordance with Section 2.4(c)).

(b)                                 Closing Payments. Subject to the terms and conditions hereof, at the Closing, the Acquiror shall pay, unless otherwise stated, by wire transfer of immediately available funds, as follows

(i)                                     each of the Adjustment Escrow Amount, Indemnification Escrow Amount, and Special Escrow Amount by wire transfer of immediately available funds to Citibank, N.A. as escrow agent of the parties hereto (the “Escrow Agent”) (the Adjustment Escrow Amount, Indemnification Escrow Amount, and the Special Escrow Amount to each be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex F (the “Escrow Agreement”)) pursuant to the terms of the Escrow Agreement;

(ii)                                  the Estimated Closing Date Indebtedness to the Company’s Lenders pursuant to the terms of pay-off letters, which have been provided to Acquiror by the Company in writing at least three (3) Business Days prior to Closing, and that are reasonably acceptable to Acquiror (the “Pay-off Letters”), to the Persons and in the amounts specified on the Estimated Closing Statement;

(iii)                               the Holder Representative Expense Fund to the an account designated by the Holder Representative in writing at least three (3) Business Days prior to Closing;

(iv)                              the Estimated Holder Expenses to the Persons entitled thereto as directed in writing by the Company in writing at least three (3) Business Days prior to the Closing Date;

(v)                                 the amount of the Phantom Unit Cash Payment to A-1 Engineering Korea, Inc., which entity shall make such payments to the holders of Phantom Units as determined pursuant to Section 2.4(c) through its payroll systems no later than five (5) Business Days following the Effective Time, subject to withholding in accordance with Section 2.9, to each holder of Phantom Units who has delivered a Phantom Unit Acknowledgment and Release to the Company;

(vi)                              the portion of the Bonus Agreement Payment that is payable upon Closing, to A-1 Manufacturing, Inc.; and

(vii)                           the amount equal to the Closing Consideration, minus the amount of the Phantom Unit Cash Payment, and minus the portion of the Bonus Agreement Payment that is payable upon Closing, to the Paying Agent.

The amounts paid or advanced by the Acquiror pursuant to Sections 2.5(b)(ii), (iv) and (v) shall constitute an equity contribution from the Acquiror to the Company and downstream equity contributions from the Company (or a Subsidiary, as applicable) to each applicable member of the Company Group on whose behalf Indebtedness, Holder Expenses, Phantom Unit Cash Payment, or the portion of the Bonus Agreement Payment that is payable upon Closing, is being paid or repaid, in each case made as of the time of Closing.

(c)                                  Paying Agent Payments.

(i)                                     After the Effective Time, each holder of vested Units other than Excluded Units who delivers a completed and duly executed letter of transmittal, substantially in the form attached hereto as Annex G with respect to all  Units held by such holder (a “Letter of Transmittal”), shall be entitled to receive, in exchange for vested Units, from the Paying Agent, such portion of the Closing Consideration pursuant to Section 2.4(c) into which such holder’s vested Units shall have been converted as a result of the Merger, and the Acquiror and the Holder Representative shall cause the Paying Agent to make such payments pursuant to the terms of the Paying Agent Agreement. All Closing Consideration paid upon the delivery of a Letter of Transmittal in accordance with the terms hereof in accordance with the wire instructions set out in the Letter of Transmittal shall be deemed to have been paid in full satisfaction of all rights pertaining to Units to which such Letter of Transmittal relates.

(ii)                                  The Acquiror and the Holder Representative shall cause the Paying Agent to pay to the Blocker Seller the amount of the Closing Consideration attributable to such Person as determined pursuant to Section 2.4(c) pursuant to the terms of the Paying Agent Agreement.

(iii)                               Any obligation of the Acquiror to make a payment to any Person hereunder shall be fully satisfied by the Acquiror when such payment is made in the name of such Person in accordance with payment instructions received by the Acquiror from the Company or the Holder Representative, and the Acquiror shall have no responsibility or Liability whatsoever for any payment made in accordance with such instructions or for any action taken, or omission made, by such Person after the Acquiror has made such payment.

2.6                               Estimated Adjustment Amount.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an updated Distribution Waterfall Schedule, an unaudited consolidated balance sheet of the Company Group (the “Estimated Closing Balance Sheet”) and an estimated closing statement (the “Estimated Closing Statement”) setting forth, with reasonable supporting detail, its good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) the Holder Expenses (the “Estimated Holder Expenses”), (iv) the Closing Date Cash (the “Estimated Closing Date Cash”), (v) the Closing Date Other Adjustment Amount (the “Estimated Closing Date Other Adjustment Amount”), (vi) the Closing Consideration calculated based on the items in the foregoing clauses (i) through (v), and (vii)  the Current Blocker Tax Liabilities (the “Estimated Current Blocker Tax Liabilities”).  The Estimated Closing Balance Sheet and the Estimated Closing Statement shall be prepared in accordance with the Agreed Accounting Principles. A portion of the sample Estimated Closing Balance Sheet and Estimated Closing Statement calculated as of November 5, 2018 are included as Schedule 2.6, which portion shows only a sample calculation of the Estimated Closing Date Net Working Capital and a sample calculation of the Estimated Closing Date Other Adjustment Amount. Prior to the Closing, the Company shall consider in good faith any comments that the Acquiror has on the Estimated Closing Balance Sheet and the Estimated Closing Statement and work with the Acquiror in good faith to resolve any differences that they may have with respect to the computation of any of the items in the Estimated Closing Statement; provided that if the parties are unable to resolve any comments prior to the Closing, the amounts of the Estimated Closing Date Net Working Capital, Estimated Closing Date Indebtedness, Estimated Holder Expenses, Estimated Closing Date Cash, Estimate Closing Date Other Adjustment Amount and Estimated Current Blocker Tax Liabilities as reflected in the Estimated Closing Balance Sheet and Estimated Closing Statement delivered by the Company shall be used for purposes of calculating the Closing Consideration and Blocker Company Payment.

2.7                               Adjustment Amount.

(a)                                 As soon as reasonably practicable following the Closing Date, and in any event on or before the date that is the later of forty-five (45) days after the Closing Date and January 31, 2019, Acquiror shall prepare and deliver to the Holder Representative an unaudited consolidated balance sheet of the Company Group (the “Closing Balance Sheet”) and an unaudited consolidated statement of the Company Group as of the close of business on the Closing Date (the “Closing Statement”) setting forth (i) a calculation of the Closing Date Net Working Capital, (ii) a calculation of the Closing Date Indebtedness, (iii) a calculation of the Holder Expenses, (iv) a calculation of the Closing Date Cash, (v) a calculation of the Closing Date Other Adjustment Amount, (vi) the Closing Consideration calculated based on the items in the foregoing clauses (i) through (v), and (vii) the Current Blocker Tax Liabilities.  The Closing Balance Sheet, the Closing Statement, including the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash and the Closing Date Other Adjustment Amount and the Current Blocker Tax Liabilities shall be determined on a consolidated basis using the Agreed Accounting Principles, and shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement, including the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash and the Closing Date Other Adjustment Amount and the related purchase price adjustment contemplated by this Section 2.7 is to measure the amount of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the Closing Consideration, and the Current Blocker Tax

Liabilities, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, and the Current Blocker Tax Liabilities unless such differences are required by GAAP. Following the Closing, Holder Representative and its representatives shall have the right to reasonable access following prior notice to the books, records, the chief financial officer and auditors of the Company Group to the extent relevant for its review of the Closing Statement and the Surviving Entity shall cause the employees and auditors of the Company Group to reasonably cooperate with the Holder Representative in connection with its review of the Closing Statement (subject to customary access agreements as may be required by such auditors).

(b)                                 If the Holder Representative shall disagree with the calculation pursuant to Section 2.7(a) of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the Closing Consideration, and/or the Current Blocker Tax Liabilities, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (and providing all supporting documentation reasonably necessary for the Acquiror to evaluate such disagreement), within thirty (30) days after its receipt of the Closing Statement.  In the event that the Holder Representative does not provide such a notice of disagreement within such thirty (30) day period, the Holder Representative shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the calculation of Closing Consideration based thereon, and the calculation of the Current Blocker Tax Liabilities delivered by Acquiror, which shall be final, binding and conclusive on all parties (and any other Person) for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the Closing Consideration, and/or the Current Blocker Tax Liabilities; provided, however, that any such calculation not specifically objected to by the Holder Representative in such notice of disagreement shall be deemed acceptable and shall be final and binding on the parties (and any other Person) upon delivery of such notice of disagreement.  If, at the end of such period, the Holder Representative and the Acquiror are unable to resolve such disagreements, then the New York office of the National Disputes Practice of BDO USA, LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative, or if no such other accounting firm is willing to serve, then such other qualified Person upon whom the Holder Representative and the Acquiror shall mutually agree) (the “Auditor”) shall resolve any remaining disagreements, it being understood that the Auditor shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Agreement.  The parties shall use their respective commercially reasonable efforts to cause the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, (i) whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.7(a), (ii) if any mathematical errors were made in the Closing Statement in calculating the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the Closing Consideration, and/or the Current Blocker Tax Liabilities, and (iii) based solely on its determinations in clause (i) and (ii) of this sentence and only with respect to the remaining disagreements submitted to the Auditor, to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Closing Date Cash, the Closing Date Other Adjustment Amount, the Closing Consideration, and/or the Current Blocker Tax Liabilities require adjustment, and the Auditor (x) shall make no other determination and (y) may not assign a value greater than the greatest positive or negative adjustment requested by a party.  The fees and expenses of the Auditor shall be paid by Acquiror and the Holder Representative (on behalf of the Escrow Participants) in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Auditor) bears to the total amount of the disputed items.  Any fees and expenses payable by the Holder Representative under this Section 2.7(b) after the Closing shall be paid first from the Holder Representative Expense Fund.  The Auditor shall conduct its determination activities in a manner wherein all material submitted to it are held in confidence and shall not be disclosed to third parties.  The parties hereto agree that judgment may be entered upon the determination of the Auditor in any court having jurisdiction over the party against which such determination is to be enforced.

(c)                                  The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital minus the Estimated Closing Date Net Working Capital, plus or minus (as applicable) (ii) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness, plus or minus (as applicable) (iii) the Estimated Holder Expenses minus the Holder Expenses, plus or minus (as applicable) (iv) the Closing Date Cash minus the Estimated Closing Date Cash, plus or minus (as applicable) (v) the Closing Date Other Adjustment Amount minus the Estimated Closing Date Other Adjustment Amount.  If the Adjustment Amount is a positive number and is in excess of $100,000, then the Closing Consideration shall be increased by the full amount of the Adjustment Amount, and if the Adjustment Amount is a negative number, the absolute value of which is in excess of $100,000, the Closing Consideration shall be decreased by the full amount of the absolute value of the Adjustment Amount. If the Adjustment Amount is a number, the absolute value of which is $100,000 or less, the Adjustment Amount shall be deemed to be $0. Such adjustments to the Closing Consideration shall be paid in accordance with Section 2.7(d).  The “Blocker Adjustment Amount,” which may be positive or negative, shall mean the Current Blocker Tax Liabilities minus the Estimated Current Blocker Tax Liabilities.  If the Blocker Adjustment Amount is a negative number, then the Blocker Company Payment shall be increased by the full amount of the absolute value of the Blocker Adjustment Amount, and if the Blocker Adjustment Amount is a positive number, the Blocker Company Payment shall be decreased by the full amount of the absolute value of the Blocker Adjustment Amount.

(d)                                 Within three (3) Business Days following the final determination of the Adjustment Amount in accordance with Sections 2.7(b) and 2.7(c) hereof: (i) if the Adjustment Amount is a positive number, (A) Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay (I) to the Payment Agent for disbursement to the Blocker Seller an amount equal to a portion of the Adjustment Escrow Fund (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall, (II) to the Payment Agent for disbursement to the former holders of Units (and, for the avoidance of doubt, other than any Excluded Units and Unvested Units) a portion of the Adjustment Escrow Fund (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall and (III) to A-1 Manufacturing, Inc. for disbursement to the Bonus Payment Recipient a portion of the Adjustment Escrow Fund (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall and (B) Acquiror shall pay or cause the Paying Agent to pay (I) to the Blocker Seller, an amount equal to a portion of the Adjustment Amount (as finally determined) in accordance with the Distribution Waterfall, (II) to the Paying Agent, for the accounts of the former holders of vested Units (and, for the avoidance of doubt, other than any Excluded Units), cash in an amount equal to a portion of the Adjustment Amount (as finally determined) in accordance with the Distribution Waterfall and (III) to A-1 Manufacturing, Inc. for distribution to the Bonus Payment Recipient, cash in an amount equal to a portion of the Adjustment Amount (as finally determined) in accordance with the Distribution Waterfall; and (ii) if the Adjustment Amount is a negative number, (A) Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Acquiror out of the Adjustment Escrow Fund an amount equal to the absolute value of the Adjustment Amount (as finally determined) (not to exceed the amount in the Adjustment Escrow Fund), together with the interest earned thereon earned and (B) if the absolute value of the Adjustment Amount is less than an amount equal to the amount in the Adjustment Escrow Fund on the date of payment, the Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing Escrow Agent to pay (I) to the Blocker Seller, an amount equal to the portion of the balance of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with any interest earned thereon) in accordance with the Distribution Waterfall, (II) to the former holders of vested Units (other than Excluded Units) a portion of the balance of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with any interest earned thereon) in accordance with the Distribution Waterfall and (III) to A-1 Manufacturing, Inc. for distribution to the Bonus Payment Recipient a portion of the balance of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with any interest earned thereon) in accordance with the Distribution Waterfall.  If the Adjustment Amount is zero, (A) the Escrow Agent shall pay (I) to the Blocker Seller an amount equal to a portion of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall (II) to the former holders of vested Units (and, for the avoidance of doubt, other than any holder of Excluded Units) a portion of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall and (III) to A-1 Manufacturing, Inc. for distribution to the Bonus Payment Recipient a portion of the Adjustment Escrow Amount (less any fees and expenses payable by the Holder Representative pursuant to Section 2.7(b), together with all interest earned thereon) in accordance with the Distribution Waterfall.

(e)                                  Within three (3) Business Days following the final determination of the Blocker Adjustment Amount in accordance with Section 2.7(b) and 2.7(c) hereof: (i) if the Blocker Adjustment Amount is a negative number, (A) Acquiror shall pay or cause the Paying Agent to pay to the Blocker Seller an amount equal to the absolute value of the Blocker Adjustment Amount

(as finally determined); and (ii) if the Blocker Adjustment Amount is a positive number, (A) the Blocker Seller shall pay to the Acquiror an amount equal to the absolute value of the Blocker Adjustment Amount (as finally determined) and if such payment is not made, Acquiror may recover such amount owing from the $[**]7 portion of the Special Escrow Fund for Unsatisfied Current Income Taxes and unsatisfied Current Blocker Tax Liabilities.

2.8                               Paying Agent.  Promptly following the date which is six (6) months after the Effective Time, Acquiror shall instruct the Paying Agent to deliver to Acquiror by wire transfer of immediately available funds to an account or accounts specified by Acquiror the undistributed portion of the Closing Consideration (including any interest or other income resulting from the investment of the Closing Consideration), Letters of Transmittal and other documents in its possession relating to the transactions contemplated hereby.  Thereafter, each former holder of vested Units (other than Excluded Units) who has not delivered a Letter of Transmittal may deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Closing Consideration deliverable in respect thereof as determined in accordance with this ARTICLE II without any interest thereon.  None of Acquiror, Merger Sub, Blocker Company, Blocker Seller, the Company, the Surviving Entity or the Paying Agent shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9                               Withholding Rights.  Notwithstanding anything else in this Agreement or any other document to the contrary, each of Acquiror, the Surviving Entity, Paying Agent, Escrow Agent, the Company and its Subsidiaries and any other applicable payor (the “Withholding Agents”) shall be entitled to deduct and withhold any required Taxes from any payments to be made hereunder, which Taxes are required to be deducted or withheld with respect to the making of any such payment under applicable Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, Acquiror shall notify the Holder Representative prior to any such withholding and each Withholding Agent shall use commercially reasonable efforts to minimize any such withholdings or deductions.  The Company shall provide such assistance and information in its possession as may be reasonably requested by Acquiror to determine the amount of any such withholding. To the extent that amounts are so withheld by any Withholding Agent, such withheld amounts shall be remitted by the Withholding Agent to the applicable Governmental Authority and, to the extent such amounts have been duly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by the Withholding Agent. Subject to Section 7.5(k)(i), any amounts payable in respect of Phantom Units that are subject to payroll Tax withholdings shall be paid through the payroll of A-1 Engineering Korea, Inc.  Subject to Section 7.5(k)(i), any amounts payable in respect of the Bonus Agreement and any change in control payments to employees shall be paid through the payroll systems of the applicable Subsidiaries of the Company.

2.10                        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively,

7  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

“Transfer Taxes”) will be borne 50% by Acquiror and 50% by the Holders and paid when due. Notwithstanding anything in this Agreement to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use reasonable best efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.  Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been filed and paid.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BLOCKER COMPANY

As a material inducement to Merger Sub and Acquiror to enter into this Agreement and complete the transactions contemplated hereby, each of the Company and, solely for purposes of Section 3.17 and Section 3.35, Blocker Company and the Blocker Seller, hereby represents and warrants to Acquiror and Merger Sub as follows, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Acquiror and Merger Sub dated as of the date hereof (together with each Schedule identified in this ARTICLE III, the “Company Disclosure Schedule”):

3.1                               Organization of the Company.  The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the power and authority to own, lease or otherwise hold and operate its properties and assets, to perform its obligations under its contracts and to conduct its business as it is now being conducted.  The copies of the Company’s certificate of formation and the Existing LLC Agreement previously made available by the Company to Acquiror are true, correct and complete, and are currently in full force and effect.  No consent or approval of any vested Class B Unitholder or Class B-1 Unitholder was required for any 2016, 2017 or 2018 amendment to the Existing LLC Agreement. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership, leasing or operation of its assets or properties or conduct of its business is such as to require it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. At Closing, the Distribution Waterfall will be in accordance with applicable provisions of the Existing LLC Agreement.

3.2                               Subsidiaries.  The Subsidiaries of the Company are set forth in Schedule 3.2 attached hereto, together with their jurisdiction of organization, the number of authorized and outstanding shares of capital stock or other equity interests, as well as the percentage ownership by the Company or other Subsidiary of the Company, as applicable, of each such Subsidiary, and the director and officers of each such Subsidiary.  Such Subsidiaries have been duly formed or organized and are validly existing and in good standing under the laws of their jurisdiction of formation and organization and have the power and authority to own or lease their properties, to perform their obligations under their contracts and to conduct their business as it is now being conducted.  The Company has previously provided to Acquiror true, correct and complete copies of the organizational documents of each of its Subsidiaries as presently in effect.  Each such Subsidiary is duly licensed or qualified and in good standing as a foreign entity (or other entity, if applicable) in each jurisdiction in which its ownership, leasing or operation of assets or properties or conduct of its business is such as to require it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.

3.3                               Due Authorization.  The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Company have been duly and validly authorized and approved and adopted by the Board of Managers and the holders of the requisite number of Units, and no other proceeding on the part of the Company is necessary to authorize the execution or delivery of this Agreement, the Transaction Documents to which it is a party, or performance of the transactions contemplated hereby and thereby.  The Company has duly executed and delivered this Agreement and each Transaction Document to which it is a party, and this Agreement and such Transaction Documents constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4                               No Conflict.  The execution and delivery by the Company of this Agreement or any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby (a) do not and will not conflict with, violate any provision of, or result in the breach of the certificate of formation, Existing LLC Agreement or other organizational documents of the Company or any of its Subsidiaries, (b) do not and will not conflict with or violate any provision of any applicable Laws, and (c) do not and will not conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or change of any material terms of, or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract required to be listed pursuant to Section 3.13(a), or any Governmental Order applicable to any of them, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which (with or without notice or lapse of time or both) would result in any such conflict, violation, breach, acceleration, termination or creation of a Lien.

3.5                               Governmental Approvals; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, except for applicable requirements of the HSR Act or any similar foreign law.

3.6                               Capitalization of the Company.

(a)                                 The authorized membership interests of the Company consist solely of Class A Units (the “Class A Units”), Class B Units (the “Class B Units”) and Class B-1 Units (the

“Class B-1 Units” and, together with the Class A Units and the Class B Units, each a “Unit” and, collectively, the “Units”).  As of the date of this Agreement, there are 40,080,160 Class A Units, 10,092,499 Class B Units and 2,500,000 Class B-1 Units issued and outstanding.  Class A Units are the only Units entitled to vote. All of the issued and outstanding Units have been duly authorized and validly issued and (to the extent vested) are fully paid and non-assessable and are held beneficially and of record by the Persons and in the amounts listed on Schedule 3.6(a) free and clear of any Liens, and are not subject to, or issued in violation of, any Contract pursuant to which any Person has a purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right in respect of such Units.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Units may vote. Schedule 3.6(a) contains a complete and accurate list, for each award of Class B Units, Class B-1 Units and Phantom Units, of (i) the recipient of such award, (ii) the number of Units or Phantom Units subject to the award, (iii) the participation threshold, (iv) the grant date, and (v) vesting schedule, including what portion of the award will be Unvested Units or Phantom Units, as applicable. The Distribution Waterfall accurately reflects the amounts payable in respect of the vested Units, Phantom Units, and the Blocker Interest and the Bonus Agreement. No unit certificates have been issued in respect of any of the Units.

(b)                                 Other than the Phantom Units set forth on Schedule 3.2(b), the Company has not granted or authorized any options, warrants, purchase rights, subscription rights, exchange rights, conversion rights, rights of first refusal, preemptive rights, or other rights, Contracts or commitments providing for the issuance, registration, voting, disposition, acquisition or other transfer of Units or any other securities of, or equity interests in, the Company, or any rights or interests exercisable therefore, or any stock appreciation, phantom stock, restricted stock, profit participation or similar rights with respect to the Company, and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing, and there are no other commitments or Contracts to which the Company is a party (i) for the issuance or sale of additional Units or other equity interests in the Company, or for the repurchase or redemption of Units or other equity interests in the Company; (ii) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold any security convertible or exercisable for or exchangeable into any membership interests of or other equity interest in, the Company; or (iii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, commitment, Contract or agreement.  Other than the Existing LLC Agreement, there are no agreements to which the Company is a party of any kind that may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Units or other equity-linked securities.  No equity interests in the Company are held in treasury by the Company or any of its Subsidiaries and there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company other than the Class B Units, Class B-1 Units, and the Phantom Units.

(c)                                  There is no Contract outstanding among the Company and any one or more Holders, or among some or all of the Holders in respect of the Company, governing the affairs of the Company or any Subsidiary or the relationship, rights and duties of the respective Holders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any equity interest of any member of the Company Group. There are no accrued and unpaid dividends on any equity interests of the Company.  No claim has been made asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities (including options and warrants) of, or any other voting, equity or ownership interest in any member of the Company Group.  None of the outstanding equity or other securities of any member of the Company Group was issued in violation of the Securities Act or other applicable Law.

3.7                               Capitalization of Subsidiaries.  The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  Other than as set forth on Schedule 3.7, the Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens, and no such equity interests are subject to, or was issued in violation of, any Contract, the Securities Act or other applicable Law or the applicable Subsidiary’s constating documents. No Person has a warrant, purchase option, call option, other purchase right, right of first refusal, preemptive right, voting right, subscription right or any similar right in respect of equity interest in any Subsidiary, whether or not issued and outstanding. No Subsidiary of the Company has granted or authorized any outstanding options, warrants, rights or other securities exercisable or exchangeable for any equity interests of such Subsidiaries, any other commitments or agreements providing for the issuance of additional equity interests, the sale of treasury shares, or the repurchase or redemption of such Subsidiaries’ equity interests or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, dispose, redeem or otherwise acquire or transfer any of its equity interests, and there is no agreement of arrangement not yet fully performed which would result in the creation of any of the foregoing.  Except for its interests in its wholly-owned Subsidiaries and except for the equity interests set forth in Schedule 3.7, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or equity-linked interest, or other ownership interests in any Person. No claim has been made asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities of, or any other voting, equity or ownership interest in any Subsidiary of the Company.

3.8                               Financial Statements.

(a)                                 The Company has provided Acquiror the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 and related statements of operations, cash flows and changes in members’ equity for the twelve month periods then ended (the “Audited Financial Statements”). Copies of the Audited Financial Statements are included in Schedule 3.8.

(b)                                 The Company has provided Acquiror the interim consolidated balance sheets as of, and statements of operations, cash flows and changes in members’ equity of the Company and its Subsidiaries for the six (6) months ended, June 30, 2018 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). A copy of the Interim Financial Statements is included in Schedule 3.8.

(c)                                  Each of the Financial Statements has been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and presents fairly in all material respects the consolidated financial position, results of operations, cash flows and members’ equity of the Company and its Subsidiaries at and as of the dates and for the periods stated in such Financial Statements, except that the Interim Financial Statements (i) may not contain all footnotes required by GAAP and (ii) may be subject to normal year-end audit adjustments that will not exceed, in the aggregate, $250,000.

3.9                               Undisclosed Liabilities.  Except as set forth in Schedule 3.9, the Company Group has no Liabilities except for (i) Liabilities reflected or reserved for on the Interim Financial Statements or disclosed in the notes thereto, (ii) Liabilities that have arisen since the date of the Interim Financial Statements in the Ordinary Course of Business of the Company and its Subsidiaries (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities disclosed in the Company Disclosure Schedule, (iv) performance Liabilities under Contracts (none of which is a Liability for any breach of such Contract) or (v) Liabilities that do not, in the aggregate, exceed $250,000.

3.10                        Litigation and Proceedings.  Except as set forth in Schedule 3.10, there are no, and for the past five (5) years, there have been no, pending or, to the knowledge of the Company, threatened, Actions against or involving the Company or any of its Subsidiaries, any of their respective assets, properties or businesses or their respective officers, directors, agents or employees (in each case, in their capacity as such). Neither the Company nor any of its Subsidiaries has received any written notification of any, and to the Company’s knowledge, there is no, investigation by any Governmental Authority involving the Company or any of its Subsidiaries, or any of their respective assets. There is no Governmental Order outstanding against or affecting the Company Group or any of their respective properties or assets.

3.11                        Legal Compliance.  Except with respect to matters set forth in Schedule 3.11, (x) the Company and its Subsidiaries are currently (and at all times since January 1, 2013 have been) in material compliance with all Laws, and (y) since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with any such applicable Law, Governmental Order or Action.

3.12                        Compliance with Anti-Corruption Laws.

(a)                                 None of the Company or any of its Subsidiaries, nor any director, manager, or officer thereof (nor, to the knowledge of the Company, any employee or Person acting for or on behalf of any of the Company or any of its Subsidiaries), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment or offered, promised or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other contribution, payment, gift, gratuity, entertainment or any other item or service of any value, directly or indirectly, in violation of Law to any Governmental Official, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; (iv) violated any applicable money laundering or anti-terrorism law or regulation; or (v) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of applicable Laws, whether U.S. or non-U.S., governing corrupt practices, money laundering, anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. 78dd-1 et seq. (all such Laws, and any successors or replacements thereof, “Anti-Corruption Laws”), and no Action has been filed or commenced against any member of the Company Group or any of its directors, managers, officers, or employees alleging any failure so to comply.  The Company Group has not received any written communication or other written notice alleging that any member of the Company Group or any of their respective directors, managers and officers, agents or employees, is, or may be, in violation of, or has, or may have, any material liability under Anti-Corruption Laws.  To the knowledge of the Company, there are no current, pending or threatened Actions against or involving the Company Group or their directors, officers or managers, relating to, or resulting from, a violation or alleged violation of any Anti-Corruption Laws. The Company Group has never made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws.

3.13                        Contracts; No Defaults.

(a)                                 Schedule 3.13(a) contains a listing of all Contracts (other than any Contract that is an Employee Plan or a Real Property Lease) described in clauses (i) through (xix) below to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound as of the date hereof.  True, correct and complete copies of Contracts referred to in clauses (i) through (xviii) below have been delivered to or made available to Acquiror or its agents or representatives.

(i)                                     any Contract concerning a partnership or joint venture or similar arrangement that is currently in place;

(ii)                                  any collective bargaining agreement or other Contract with a labor organization, labor management council or other employee representative relating to employees of the Company or any of its Subsidiaries;

(iii)                               any Contract relating to the acquisition or disposition of any business or assets outside of the Ordinary Course of Business (whether by merger, sale/purchase of stock, sale/purchase of substantial assets or otherwise) entered into since January 1, 2013 or which contains outstanding earn-out or other similar contingent payment obligations;

(iv)                              any Contract pursuant to which the Company or any of its Subsidiaries incurred a continuing obligation to pay amounts in respect of indemnification obligations outside the Ordinary Course of Business;

(v)                                 Contracts (other than inter-company Contracts between the Company and any of its Subsidiaries) relating to the incurrence or guarantee of Indebtedness or the making of any loan or advance;

(vi)                              any Contract that (i) restricts the ability of the Company or any of its Subsidiaries to freely engage or compete in any line of business or with any

Person anywhere in the world or (ii) contains exclusivity or exclusive dealing obligations or “most favoured nation” pricing obligations;

(vii)                           any Contract that requires any member of the Company Group to purchase all or substantially all of its requirements for a particular product or service from a specific vendor or supplier or to make periodic minimum purchases of a particular product or service from a specific vendor or supplier;

(viii)                        each Contract pursuant to which (i) the Company or any of its Subsidiaries grants to a third Person a license to any Owned Intellectual Property (other than non-exclusive licenses granted to customers or end users in the Ordinary Course of Business) or (ii) a third Person grants to the Company or any of its Subsidiaries a license to use any Intellectual Property (other than license agreements for commercially available Software);

(ix)                              any material settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries is obligated to pay any consideration after the date of this Agreement;

(x)                                 any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer, member, director, executive employee or equityholder (whether direct or indirect) of the Company or its Subsidiaries (other than the Company or any Subsidiary) or any of their Immediate Family members, on the other hand;

(xi)                              other than Contracts covered by Section 3.13(a)(x), any Contract for the employment or engagement of any person on a full-time, part-time, consulting or other basis and providing for annual compensation in excess of $200,000;

(xii)                           any Contract involving capital expenditures by the Company or any of its Subsidiaries in excess of $250,000;

(xiii)                        any hedging, swap, forward, future, interest rate, commodity or currency exchange agreement or similar hedging or derivative instrument;

(xiv)                       any Contract with a Principal Customer or a Principal Supplier;

(xv)                          any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets or securities of a member of the Company Group;

(xvi)                       any Contract providing for payments or benefits upon a change of control of the Company Group or that would provide a counterparty with a right to terminate, or provide for any acceleration of any, or additional, benefits upon a change of control of the Company Group;

(xvii)                    any Contract that is a settlement, conciliation or similar Contract that imposes any obligations upon the Company Group after the date of this Agreement in excess of $100,000;

(xviii)                 any Contract that involves remaining payments to or from the Company Group in excess of $250,000 per annum or $500,000 in aggregate; and

(xix)                       any Contract that has a remaining term of more than one (1) year from the date hereof and cannot be terminated by the Company Group without penalty on less than sixty (60) days’ notice.

(b)                                 As of the date hereof, all the Contracts required to be listed pursuant to Section 3.13(a) (the “Material Contracts”) are (i) in full force and effect (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto.  Except as set forth on Schedule 3.13(b), (A) neither the Company nor any of its Subsidiaries party thereto (with or without the lapse of time or the giving of notice, or both)  is in breach of or default under, or in the past five years has materially breached or been in material default under, any such Material Contract, (B) to the Company’s knowledge, no other party to such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or default under, any such Material Contract, (C) neither the Company nor any of its Subsidiaries have received any claim or notice of a breach of or default under any such Material Contract, (D) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under, or permit the termination, modification or acceleration of, any such Material Contract (in each case, with or without notice or lapse of time or both), (E) no member of the Company Group has received notice of an intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of a member of the Company Group thereunder; except in each of clauses (A), (B), (C), (D) as would only have a de minimus effect on the Company and its Subsidiaries taken as a whole.

(c)                                  Neither the Company nor any of its Subsidiaries is, or in the past five (5) years has been, a party to any Government Contract.  None of the Contracts to which the Company or a Subsidiary is a party includes any clauses, provisions or requirements incorporated expressly or by reference from the Federal Acquisition Regulation (“FAR”) or any applicable U.S. Government agency supplement, included the U.S. Department of Defense Supplement to the FAR, as amended.

3.14                        Employee Benefit Plans.

(a)                                 Schedule 3.14(b) contains a correct and complete list of each Employee Plan (except for offer letters that are in substantially the same form as the template made available to Acquiror, that are terminable at will, without cost or penalty, and that do not provide for severance or change in control benefits).  Correct and complete copies of the following documents, with respect to each of the Employee Plans, if applicable, have been made available to Acquiror: (i) most recent plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500; (iii) the most recent actuarial report; (iv) summary plan descriptions and summaries of material modifications that have been distributed to such Employee Plan participants in the past year; (v) the most recent determination letter issued by the Internal Revenue Service; and (vi)  all material insurance or annuity contracts or other funding instruments.

(b)                                 No Employee Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has any liability or obligation (contingent or otherwise) with respect to, a: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) plan subject to Section 302 or Title IV of ERISA or Section 412 or Code; or (iv) plan, program, policy, agreement or arrangement that provides retiree or post-termination health or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code).

(c)                                  Each Employee Plan has been established, maintained, funded and administered in all material respects with the terms thereof and the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a preapproved plan which is the subject of a favorable opinion or advisory letter from the Internal Revenue Service, and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably expected to adversely affect the qualified status of such plan.  Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium or benefit payments) that are due have been made within the time periods prescribed by the terms of each Employee Plan, ERISA, the Code and other applicable Law.

(d)                                 Other than claims for benefits in the ordinary course, there are no actual or, to the knowledge of the Company, threatened claims, audits, investigations, litigation, actions, hearings or other proceedings involving any Employee Plan.  No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred in connection with any Employee Plan, which would reasonably be expected to subject the Company or any of its Subsidiaries to any material liability.

(e)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or contractor of the Company or any of its Subsidiaries or with respect to any Employee Plan; (ii) increase any benefits or compensation otherwise payable under any Employee Plan; or (iii) result in the acceleration of the time of payment or vesting or the funding of any such compensation or benefits.

(f)                                   Each Employee Plan maintained, sponsored or contributed to for the benefit of employees located outside the United States (each, a “Non-U.S. Plan”) (A) complies in all material respects with applicable Law, (B) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Plan is required to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, in all material respects, and (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment in all material respects.  Except as set forth on Schedule 3.14(f), neither the Company nor any of its Subsidiaries have ever provided or have any obligation to provide defined benefit pensions or other post-employment benefits in each case within the meaning of GAAP.  Neither the Company nor of its Subsidiaries, nor any of their respective agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Non-U.S. Plan.

(g)                                  The Company or its Subsidiaries can terminate any Employee Plan (other than any bilateral agreement between the Company or its Subsidiary and any employee or service provider thereof) without payment of any additional contribution or amount (other than customary administrative and termination expenses) and, except as otherwise mandated by applicable Law, without the vesting or acceleration of any benefits promised by such Employee Plan.

3.15                        Labor Relations.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, labor management council or other employee representatives, there are no such Contracts that are binding on the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is currently negotiating any such Contract.  In connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have satisfied any applicable notice or bargaining requirements and obtained any necessary consents arising under applicable Law or any Contract with any labor management council or other employee representative.

(b)                                 There are no strikes, work stoppages, unfair labor practice charges or complaints, slowdown, lockouts, material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such dispute in the past five (5) years. To the knowledge of the Company, there are no ongoing or threatened union organizing or decertification activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred within the past five (5) years.

(c)                                  To the knowledge of the Company, no officer, executive, or key employee of the Company or any of its Subsidiaries: (i) has any present intention to terminate his or her employment with the Company or any of its Subsidiaries; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, proprietary rights, or similar Contract that could materially restrict such Person in the performance of his or her employment duties or the ability of the Company or any of its Subsidiaries to operate the business.

(d)                                 Within the past five (5) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”).

(e)                                  Schedule 3.15(e) sets forth the following: a true, complete and accurate list of each employee, independent contractor, director or consultant of any of the Company or any of its Subsidiaries, his or her date(s) of hire, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for inactive status and, if applicable, the anticipated date of return to active employment. Except as disclosed on Schedule 3.15(e), neither the Company nor any of its Subsidiaries has any unsatisfied Liability to any previously terminated employee or independent contractor.  The Company has made available to Acquiror all written employee handbooks, policies, programs and arrangements.

(f)                                   The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining, temporary workers (including the Act on the Protection of Temporary Agency Workers (Korea))  and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and neither the Company nor any of its Subsidiaries is liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing.  Each Person whom the Company or any of its Subsidiaries has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee under all applicable Laws and the terms of all applicable Employee Plans.   Within the past three (3) years, there have not been any allegations or Actions concerning employment discrimination, wage payment, overtime obligations or other issues pertaining to unlawful employment practices pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened, nor to the knowledge of the Company is there any basis for any such allegation or Action.

(g)                                  All persons employed by the Company or any of its Subsidiaries in the United States are employees at will or otherwise employed such that the Company or its Subsidiaries may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Company or any of its Subsidiaries  or otherwise giving rise to any material liability of the Company or any of its Subsidiaries for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity.  A true and correct copy of any form of confidentiality, noncompetition, nonsolicitation, or proprietary rights agreement currently in force between the Company or any of its Subsidiaries and their respective employees, officers, directors or independent contractors, and any material variances therefrom, has been made available to Acquiror.

(h)                                 The Company and its Subsidiaries have in their files a U.S. Citizenship and Immigration Services Form I-9 (or similar document under applicable foreign Law) that was validly and properly completed and, if necessary, that has been properly updated, in accordance with applicable Law for each current or former employee of the Company or any of its Subsidiaries with respect to whom such form is required to be maintained by the Company or any of its Subsidiaries under applicable Law.   Neither the Company nor any of its Subsidiaries have hired or continued to employ unauthorized workers or used the services of any unauthorized worker through a staffing agency, Contract or subcontract.  Schedule 3.15(h) lists each employee of the Company or any of its Subsidiaries who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit.  With respect to each Work Permit, all of the information that the Company and its Subsidiaries provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (or similar Governmental Authority) in the application for such Work Permit was true and complete in all material respects.  The Company and its Subsidiaries received the appropriate notice of approval from such Governmental Authorities with respect to each such Work Permit.

(i)                                     There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Company or any of its Subsidiaries by any Person that provide for or could be construed as a contract or promise regarding continued employment or terms and conditions of employment with Acquiror or the Company or its Subsidiaries following the Closing or any pension, welfare, or other insurance-type benefits other than benefits under the Employee Plans.

3.16                        Tax Matters of the Company and its Subsidiaries.

(a)                                 All Taxes imposed on the Company and any of its Subsidiaries have been fully paid (whether or not shown as owing on any Tax Return).  The Company and all of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(b)                                 All income and other material Tax Returns required to be filed by or with respect to the Company and all of its Subsidiaries have been filed with the appropriate Governmental Authority and each such Tax Return is true, correct and complete in all material respects.  None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension requested in the Ordinary Course of Business of no longer than six (6) months.

(c)                                  No federal, state or local tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Company or its Subsidiaries.

(d)                                 There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(e)                                  None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, or Tax indemnity agreement (other than any agreement entered into in the Ordinary Course of Business and not primarily related to Taxes (an “Ordinary Commercial Agreement”)).

(f)                                   In the past five (5) years, neither the Company nor any of its Subsidiaries has received any written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(g)                                  There are no Liens for Taxes (other than for Taxes not yet due and delinquent) upon the assets of the Company or any of its Subsidiaries.

(h)                                 None of the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return other than a group of which the Company is the parent or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by Contract (other than any Ordinary Commercial Agreement).

(i)                                     Schedule 3.16(i) sets forth the classification of each of the Company and the Company’s Subsidiaries for U.S. federal Income Tax purposes.

(j)                                    None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Code Section 481 (or any corresponding provision of state, local or non-U.S. Law) that is made on or before the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting in any taxable period ending on or before the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing Date (other than a prepaid amount received in the Ordinary Course of Business); or (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(k)                                 None of the Company or any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4.

(l)                                     Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects.  None of the Company or any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(m)                             None of the Company or any of its Subsidiaries is a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Law) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(n)                                 None of the Company or any of its Subsidiaries will be required to report, or include in income, any amount pursuant to Code Section 965 (including Code Section 965(h)) for any Post-Closing Tax Period.

(o)                                 With respect to each Class B Unit and Class B-1 Unit, either (x) such Unit qualifies as a “profits interest” within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B.

343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191, or (y) the holder thereof duly and timely filed an election with respect to such Unit under Section 83(b) of the Code.

3.17                        Tax Matters of Blocker Company.

(a)                                 All Taxes imposed on Blocker Company have been fully paid (whether or not shown as owing on any Tax Return).  Blocker Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(b)                                 All income and other material Tax Returns required to be filed by or with respect to Blocker Company have been filed with the appropriate Governmental Authority and each such Tax Return is true, correct and complete in all material respects.  Blocker Company is not the beneficiary of any extension of time within which to file any Tax Return, other than an extension requested in the Ordinary Course of Business of no longer than six (6) months.

(c)                                  No federal, state or local tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to Blocker Company.

(d)                                 There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Blocker Company.

(e)                                  Blocker Company is not a party to or bound by any Tax allocation, Tax sharing, or Tax indemnity agreement (other than any Ordinary Commercial Agreement).

(f)                                   In the past five (5) years, Blocker Company has not received any written claims by a taxing authority in a jurisdiction where Blocker Company does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(g)                                  There are no Liens for Taxes (other than for Taxes not yet due and delinquent) upon the assets of Blocker Company.

(h)                                 Blocker Company (i) has not been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by Contract (other than any Ordinary Commercial Agreement).

(i)                                     Blocker Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Code Section 481 (or any corresponding provision of state, local or non-U.S. Law) that is made on or before the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting in any taxable period ending on or before the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing Date (other than a prepaid amount received in the Ordinary Course of Business); or (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(j)                                    Blocker Company is not and has not been a party to any “listed transaction” as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4.

(k)                                 Blocker Company is not a “United States real property holding corporation” within the meaning of Code Section 897(c).

(l)                                     Each Employee Plan of the Blocker Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects.  Blocker Company does not have an indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(m)                             Blocker Company is not a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(n)                                 Blocker Company will not be required to report, or include in income, any amount pursuant to Code Section 965 (including Code Section 965(h)) for any Post-Closing Tax Period.

3.18                        Brokers’ Fees.  Except for Stifel, Nicolaus & Company, Incorporated and Lincoln International LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, financial advisory fee, finders’ fee or other similar fee, commission or payment (all of which shall be treated as Holder Expenses) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.19                        Licenses, Permits and Authorizations.  The Company and its Subsidiaries have obtained all of the licenses, certificates, security clearances, approvals, consents, filings, registrations, notifications, authorizations and permits (collectively, “Permits”) from any Governmental Authority or other Person necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, which Permits are listed on Schedule 3.19.  Each of the Company and its Subsidiaries is currently in compliance in all material respects with its obligations under, and the terms of, each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially affect the rights of the Company or any of its Subsidiaries under any such Permit, (ii) no notice of cancellation, revocation, non-renewal, or of material default concerning any such Permit has been received by the Company or any of its Subsidiaries since January 1, 2013, and (iii) each such Permit is valid, subsisting and in full force and effect.  No Permit will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions contemplated hereby.

3.20                        Real Property.

(a)                                 Schedule 3.20(a) lists all real property owned by the Company or any of its Subsidiaries (collectively, “Owned Real Property”).

(b)                                 Schedule 3.20(b) lists all Leased Real Property.  True, correct and complete copies of all leases, subleases or similar agreements entered into in connection with the Leased Real Property (collectively, “Real Property Leases”) and amendments thereto, if any, have been previously made available to Acquiror.

(c)                                  With respect to each of the Real Property Leases, (i) the Company and its Subsidiaries have legal, valid, binding and enforceable leasehold estates in, and enjoy peaceful and undisturbed possession of, all Leased Real Property leased by them, as applicable, free and clear of all Liens except Permitted Liens; (ii) the assignment of such Real Property Lease to Acquiror pursuant to this Agreement does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (iv) neither the Company or Subsidiary nor any other party to the Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full, and if each Real Property Lease were to expire on the date hereof by the terms of such Real Property Lease through no fault of the Company Group, the applicable member of the Company Group would be entitled to receive the full amount of any security deposit paid to the landlord in connection with each Real Property Lease; (vi) neither the Company nor Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (vii) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (viii) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (ix) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. To the knowledge of the Company, there are no pending appropriation, condemnation, eminent domain or like proceedings relating to any Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written threat of such proceedings.  None of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.  Neither the Company nor any of its Subsidiaries has received any written notice of any material violation of any building, zoning or subdivision laws with respect to any of the Leased Real Property.

(d)                                 The Owned Real Property and the Leased Real Property comprise all of the real property owned, leased or occupied by the Company and its Subsidiaries.

3.21                        Intellectual Property.

(a)                                 Schedule 3.19(a) identifies each item of Registered Intellectual Property owned by the Company or any of its Subsidiaries, all of which is recorded in the applicable Intellectual Property office solely in the name of the Company or any of its Subsidiaries and which is also subsisting and, to the knowledge of the Company, valid and enforceable.

(b)                                 Schedule 3.19(b) identifies all of the Company Products.  The Company Products operate substantially in accordance with their documentation, except for routine deficiencies that can be corrected in the ordinary course of maintenance and support consistent with historical practices.

(c)                                  The Company and its Subsidiaries own and possess all right, title and interest in and to, or have a license to use, all Intellectual Property that is used in the operation of the business (collectively, the “Company Intellectual Property”).  The Company Intellectual Property shall be available for use by Acquiror immediately after the Closing Date on substantially the same terms and conditions to those under which the business and the Company or an applicable Subsidiary of the Company owned or used the Company Intellectual Property immediately prior to the Closing Date.

(d)                                 All employees and independent contractors of the Company and its Subsidiaries who have developed any Owned Intellectual Property have done so pursuant to an agreement that granted the Company or its applicable Subsidiary ownership of the employee’s or independent contractor’s development.

(e)                                  To the knowledge of the Company, the Company and its Subsidiaries do not infringe or otherwise violate the Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notices, requests for indemnification or threats from any third party related to the foregoing.

(f)                                   To the knowledge of the Company, no third party is infringing or otherwise violating the Owned Intellectual Property.

(g)                                  Neither the Company nor any of its Subsidiaries uses any open source Software (a) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property, or (b) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the Company’s proprietary source code in any of the Company Products, to license such source code for the purpose of making derivative works, or to make available for redistribution to any Person such source code at no or minimal charge.

(h)                                 All computer hardware and Software systems used or relied upon by the Company or any of its Subsidiaries in the conduct of the business are sufficient for the current needs of such business and are subject to commercially reasonable disaster recovery procedures.  The Company and its Subsidiaries have taken commercially reasonable measures to prevent the introduction of any virus, worm, or similar disabling code or program into such systems. To the knowledge of the Company, no Person has obtained unauthorized access to any of the Company Group’s computer hardware, Software systems or any data comprised thereby.

(i)                                     The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence all trade secrets comprising any of the Owned Intellectual Property.

3.22                        Environmental Matters.

(a)                                 The Company and its Subsidiaries are, and since January 1, 2013 have been, in material compliance with all Environmental Laws and Environmental Permits. No member of the Company Group has received written notice, including, without limitation, any request for information pursuant to CERCLA Section 104(e) or any similar Environmental Law, alleging that any member of the Company Group is or may be potentially responsible for any Release of Hazardous Substances with respect to the Real Property, for any material costs arising under, or material violation of, Environmental Laws with respect thereto. No Action pursuant to Environmental Law is pending or, to the Company’s knowledge, threatened against or affecting any of member of the Company Group or the Real Property.

(b)                                 Neither the Company nor its Subsidiaries has handled, disposed of, arranged for the disposal of, manufactured, distributed, exposed any Person to, or Released any Hazardous Substance, that has given rise to or could reasonably be expected to give rise to material Liabilities pursuant to Environmental Laws.

(c)                                  The Company has made available to the Acquiror true and complete copies of all environmental site assessments, remediation reports, compliance audits and any other material records and correspondence in the custody or control of any member of the Company Group relating to Environmental Matters with respect to the Real Property.

(d)                                 Schedule 3.22(d) sets forth a list of all material Environmental Permits held by the Company Group.  To the knowledge of the Company, such Environmental Permits constitute all the material licenses and permits required under the Environmental Laws in connection with the conduct of the business of the Company Group as presently conducted.  Such Environmental Permits are in full force and effect and the Company Group has not received any written notice from any Governmental Authority asserting that such Governmental Authority intends to revoke or suspend any such Environmental Permit.

(e)                                  The Company has not entered into, sustained or assumed any Liability, Governmental Order, settlement, judgment, injunction or decree relating to any failure to comply with Environmental Law or any Hazardous Substance.

3.23                        Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017 there has not been a Material Adverse Effect.

(b)                                 Since December 31, 2017, other than in connection with the transactions contemplated by this Agreement and as set out on Schedule 3.23(b):

(i)                                     the Company and its Subsidiaries have conducted their business and operated their properties in the Ordinary Course of Business; and

(ii)                                  the Company and its Subsidiaries have not taken any action that would constitute a breach of Section 5.1, if such action had been taken after the date of this Agreement.

3.24                        Related Party Transactions.  Other than compensation payable to officers, managers and directors and employee expense reimbursement obligations, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor (with respect to any loan obligation) to, or party to any Contract or transaction with (other than the Existing LLC Agreement and other Contracts relating to the issuance of Units, Blocker Interest or Phantom Units, any employment or retention agreement or any employee benefit plan or obligation relating thereto), any Holder, Phantom Unit Holder, indirect equityholder, manager, director, officer or other Affiliate of the Company or any of its Subsidiaries (other than the Company or any Subsidiary), including any private equity fund sponsor relating to any unitholder or Phantom Unit holder (whether direct or indirect), or any of their Immediate Family members.  The Company has made available to Acquiror all Contracts of which it has knowledge that is entered into between or among the Holders or Phantom Unit holders of the Company relating to the Company or the membership interests of the Company.

3.25                        Insurance.  Schedule 3.25 contains an accurate and complete list of all insurance policies maintained by the Company or any of its Subsidiaries.  True and correct copies of all such policies have been made available to the Acquiror.   Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid or are otherwise on a payment plan.  Neither the Company, nor any of its Subsidiaries, is in any default with respect to its obligations under any such policy, or has received notice of cancelation or termination with respect to any such policy. The policies provide coverage in such amounts and against such losses and claims as is generally maintained for comparable businesses and properties, may be required by applicable Law or is required by any and all Material Contracts to which any member of the Company Group is a party.   No insurer has advised the Company Group in writing that it intends to reduce coverage, increase premiums or fail to renew an existing policy.  Except as set forth in Schedule 3.25, there are no claims involving more than $200,000 in any individual circumstance pending under any policies and no such claim has been made under any of such insurance policies in the last five (5) years.

3.26                        Customers and Suppliers.  Schedule 3.26(a) sets forth a true and complete list of the 10 largest customers of the Company and its Subsidiaries (determined by reference to the revenues of the Company and its Subsidiaries generated by such customers for the 12 month period ended December 31, 2017) (the “Principal Customers”).  Schedule 3.25(b) sets forth a true and complete list of the 10 largest suppliers of the Company and its Subsidiaries (determined by reference to the payments made to such suppliers by the Company and its Subsidiaries for the 12 month period ended December 31, 2017) (the “Principal Suppliers”).  Since December 31, 2017, none of the Principal Customers or the Principal Suppliers has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent to, terminate its relationship with the Company or any of its Subsidiaries, and none of the Principal Customers or Principal Suppliers have amended (in any material respect) a Contract with the Company Group or stopped or materially reduced the volume of purchases or supplies of products or services to or from the Company Group, and no Principal Customer or Principal Supplier has provided written notice of its intent to cancel, terminate or amend (in any material respect) a Contract with the Company Group or to stop or materially reduce the volume of purchases or sales of products or services to or from the Company Group.  There are no unresolved material disputes with any Principal Customer or Principal Supplier.

3.27                        Export Control.            Except as set forth in Schedule 3.27:

(a)                                 The Company and its Subsidiaries are in compliance in all material respects with all applicable statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Control Reform Act of 2018, the Export Administration Regulations (EAR) (15 C.F.R. §§ 730 et seq.) and Executive Orders based on the authority vested in the President under the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. Sanctions laws; and sanctions administered by the Office of Foreign Assets Controls (“OFAC”) or the U.S. Department of State, including, but not limited to sanctions under the Countering America’s Adversaries Through Sanctions Act, the Iran Sanctions Act of 1996, as amended (50 U.S.C § 1701 note), and other relevant Laws and Executive Orders, together with any similar Laws in the United States or any other jurisdiction application to the operations of the Company Group (collectively, and any successors or replacements thereof, the “Export Control Laws”).  Since January 1, 2013, neither the Company nor any of its Subsidiaries has received written, or to the knowledge of the Company, oral communication from any Governmental Authority or any other Person of any actual or alleged violation, breach or noncompliance with the Export Control Laws.

(b)                                 The Company and its Subsidiaries are in material compliance with the Anti-Boycott Act of 2018 and the anti-boycott regulations administered by the U. S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication during the past five years that alleges that the Company or any of its Subsidiaries is not, or may not be in compliance with, or has, or may have, any liability under the Export Control Laws.

(c)                                  Since January 1, 2013, neither the Company nor any of its Subsidiaries has (i) entered into a Consent Agreement with the Directorate of Defense Trade Controls (“DDTC”), or (ii) had any fines or penalties imposed by the State or Commerce Departments or OFAC in connection with violations of the Export Control Laws.  None of the Company or any of its Subsidiaries have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC.

3.28                        Ownership and Sufficiency of Assets.  The Company and each of its Subsidiaries owns valid title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Liens other than Permitted Liens, all of the properties and tangible assets (whether real, personal, or mixed, but excluding Intellectual Property of the Company and its Subsidiaries) which are shown on the Interim Financial Statements, except for personal property and assets sold since the date of the Interim Financial Statements in the Ordinary Course of Business. The property and assets owned and leased by the Company Group constitute all of the material property and assets necessary for the conduct of their respective businesses in the ordinary course as presently conducted by the Company Group, and such property and assets are in sufficient condition in all material respects for their current use (subject to routine maintenance and repair).

3.29                        Inventory. The inventory of the Company Group (the “Inventory”) consists of raw materials, work-in-process and finished goods as set forth on the balance sheet included in the Interim Financial Statements in accordance with GAAP applied on a consistent basis, and such Inventory consists of a quality and quantity that is usable and saleable in the Company Group’s Ordinary Course of Business, except as reserved for on the Financial Statements.

3.30                        Receivables. The accounts receivable recorded in the Interim Financial Statements and all accounts receivable arising since the date of the Interim Financial Statements (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) subject to a reserve for bad debts shown on the Interim Financial Statements, constitute only valid, undisputed claims of the relevant member of the Company Group not subject to claims of set-off or other defenses or counterclaims.

3.31                        Banking Information. Schedule 3.31 sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Company Group has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Company Group and a summary of the terms thereof.

3.32                        Products and Services. The products produced by the Company Group have been manufactured in accordance with, and meet all material requirements of, applicable Law and meet the specifications in all Contracts with customers of the Company Group relating to the sale of such products in all material respects.  Without limiting the generality of Section 3.10, there are no claims pending, in progress or threatened against any member of the Company Group pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products.  All services provided by the Company Group to their respective customers have been provided in material accordance with applicable Law and the terms of all Contracts relating thereto in all material respects.

3.33                        Books and Records. The Books and Records have been maintained in accordance with commercially reasonable business practices. The minute books of the Company Group have been maintained in accordance with applicable Law and are complete and accurate in all material respects. The stock certificate book, register of stockholders, register of transfers and register of directors and officers of each member of the Company Group are complete and accurate in all material respects.  All bank accounts of the Company Group and Books and Records are in the possession and sole control of the Company Group.

3.34                        Internal Investigations.  Except for audits performed in the Ordinary Course of Business, there are no internal investigations or inquiries being conducted by the Company, its Subsidiaries or any third party at the request of the Company or its Subsidiaries concerning any financial, accounting, conflict of interest, illegal activity, fraudulent or deceptive conduct or other material misfeasance or malfeasance issues.

3.35                        Blocker Company.

(a)                                 The consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Blocker Company and Blocker Seller (including consent required for a related party transaction), and no further entity action on their part is or will be required to authorize the transactions contemplated hereby. The Blocker Company and the Blocker Seller have duly executed and delivered this Agreement and each Transaction Document to which they are a party, and this Agreement and such Transaction Documents constitute the legal, valid and binding obligation of the Blocker Company and the Blocker Seller, enforceable against the Blocker Company and the Blocker Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Blocker Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Blocker Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(c)                                  The execution and delivery by the Blocker Company and the Blocker Seller of this Agreement or any other Transaction Document to which they are, or are specified to be, a party, and the consummation of the transactions contemplated hereby and thereby (a) do not and will not conflict with, violate any provision of, or result in the breach of any constating document or other organizational document of the Blocker Company or the Blocker Seller, (b) do not and will not conflict with or violate any provision of any applicable Laws, and (c) do not and will not conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or change of any material terms of, or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract or any Governmental Order applicable to any of them, or (d) result in the creation of any Lien upon any of the properties or assets of the Blocker Company, or constitute an event which (with or without notice or lapse of time or both) would result in any such conflict, violation, breach, acceleration, termination or creation of a Lien.

(d)                                 Blocker Company does not own or hold the right or obligation to acquire any stock, partnership interest or joint venture interest, other equity security, note or other instruments in, or to make a capital contribution in, any other Person, other than as set forth on Schedule 3.35(d).

(e)                                  The Blocker Seller is the sole member of the Blocker Company.  The issued and outstanding equity securities of Blocker Company consist solely of the Blocker Interest, which is wholly owned of record and beneficially by the Blocker Seller. No certificate has been issued representing the Blocker Interest, and the Blocker Interest is not unitized. There are no rights, subscriptions, warrants, options, convertible debentures or notes, conversion rights, rights (including pre-emptive rights), calls, derivatives, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any equity interest in the capital of Blocker Company or other securities of Blocker Company including any securities convertible into or exchangeable or exercisable for an interest in the capital of Blocker Company or other securities of Blocker Company. No Person other than Acquiror has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Blocker Seller of any of the Blocker Interest.  There are no restrictions of any kind on the transfer of the Blocker Interest except those set out in the limited liability company agreement of Blocker Company.  The Blocker Interest has been validly issued in compliance with applicable Law and are fully paid and non-assessable.

(f)                                   The Blocker Seller is the sole lawful record and beneficial owners of, and has good and valid title to, the Blocker Interest free and clear of all Liens (other than Liens created by blue sky or securities laws).

(g)                                  Blocker Company, except with respect to rights and obligations under this Agreement, (i) does not have, and has never had, any assets, activities, operations or employees other than those operations that are incidental to its holdings of the Units (whether directly or indirectly), its corporate existence and other compliance with corporate existence, (ii) has never incurred any Indebtedness or incurred or become subject to any liabilities other than liabilities for income or franchise Taxes; (iii) is not and has never been a party to any Contracts other than this Agreement; and (iv) does not have any Liabilities. There are no outstanding litigation, claims or proceedings in progress, pending or threatened against or relating to Blocker Company before any Governmental Authority.

(h)                                 After giving effect to the Pre-Closing Reorganization, Blocker Seller will hold 3,404,408 Class A Units.

3.36                        Impakt Fluid Systems.

(a)                                 Impakt Fluid Systems, LLC was created for the sole purpose of supplying certain products and services to A-1 Engineering Korea, Inc. and A-1 Machine Manufacturing Incorporated, and Impakt Fluid Systems, LLC has not carried on any business other than the production and sale of products and services to A-1 Engineering Korea, Inc. and A-1 Machine Manufacturing Incorporated.

(b)                                 The supply of products and services by Impakt Fluid Systems, LLC to A-1 Engineering Korea, Inc. and A-1 Machine Manufacturing Incorporated have been made on terms and conditions that are fair and reasonable to Impakt Fluid Systems, LLC in all material respects.

(c)                                  Other than as described in Schedule 3.36, and without limiting the generality of Section 3.10, there are no, and there have been no, pending or, to the knowledge of the Company, threatened, Actions against or involving Impakt Fluid Systems, LLC, any of its respective assets, properties or businesses or its respective officers, directors, agents, employees or members (in each case, in their capacity as such), nor to the knowledge of the Company is there any factual or legal basis on which any such Action might be commenced with any reasonable likelihood of success.

(d)                                 Impakt Fluid Systems, LLC is a Subsidiary of the Company, and all employees of Impakt Fluid Systems, LLC are listed on Schedule 3.15(e).

3.37                        Disclaimer.  Except for the representations and warranties contained in this ARTICLE III (including the portion of the Company Disclosure Schedule that is specifically responsive to representations and warranties in this ARTICLE III), no member of the Company Group, the Blocker Seller, or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Acquiror or Merger Sub, express or implied, at law or in equity, with respect to the Company Group or the Blocker Seller or the execution and delivery of this Agreement or the transactions contemplated hereby, including, without limitation, as to the accuracy or completeness of any information, documents or materials regarding the Company Group or any Blocker Seller furnished or made available to Acquiror, Merger Sub and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby (“Evaluation Material”).  Each of the Company, on behalf of every member of the Company Group,  and the Blocker Seller hereby disclaims any such representations or warranties and Acquiror and Merger Sub hereby disclaim any reliance upon any such representations, warranties or Evaluation Material and acknowledge and agree that no member of the Company Group, the Blocker Seller, or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to Acquiror, Merger Sub or any other Person resulting from the distribution to Acquiror of, or Acquiror’s use or reliance on, any such Evaluation Material other than in connection with Fraud.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as follows:

4.1                               Corporate Organization.  Each of Acquiror and Merger Sub has been duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation, and both entities have the power and authority to own or lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted.  A true, correct and complete copy of Acquiror’s and Merger Sub’s organizational documents, as in effect on the date of this Agreement, have been furnished to the Company or its representatives.  Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign entity each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except, in the case where the failure to be so qualified or licensed or in good standing would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Acquiror or Merger Sub of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.2                               Due Authorization.  Each of Acquiror and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and (subject to the approvals discussed below) to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror and/or Merger Sub, as applicable, is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby by Acquiror and/or Merger Sub, as applicable, have been duly and validly authorized and approved by the Board of Directors of Acquiror and approved by Acquiror as the sole member of Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement, the other Transaction Documents to which it is, or is specified to be, a party, or the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub, and Acquiror and/or Merger Sub, as applicable, will, subject to the terms and conditions hereof, and, at or prior to the Closing, will, subject to the terms and conditions hereof, duly execute and deliver each other Transaction Document to which it is specified to be a party, and this Agreement constitutes, and each other Transaction Document to which Acquiror and/or Merger Sub, as applicable, is specified to be a party upon execution thereof will constitute a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3                               No Conflict.  The execution and delivery by Acquiror and Merger Sub of this Agreement or any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby (a) do not and will not conflict with, violate any provision of, or result in the breach of the organizational documents of Acquiror or Merger Sub, (b) do not and will not conflict with or violate any provision of any applicable Laws in any material respect, and (c) do not and will not in any material respect conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or any Governmental Order applicable to any of them, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, or constitute an event which (with or without notice or lapse of time or both) would result in any such conflict, violation, breach, acceleration, termination or creation of a Lien, in each case other than to the extent that such conflict, breach, violation or result would not materially and adversely affect the ability of the Acquiror to perform its obligations under this Agreement.

4.4                               Litigation and Proceedings.  There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

4.5                               Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror and/or Merger Sub, as applicable, is, or is specified to be, a party, or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act or any similar foreign law.

4.6                               Ownership of Merger Sub; No Prior Activities.  Acquiror owns 100% of the issued and outstanding membership interests of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.7                               Financial Ability.  Acquiror will on the Closing Date have, sufficient unrestricted cash on hand to pay all amounts required to be paid by Acquiror and Merger Sub at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement.  Acquiror has no reason to believe that such available cash shall not be available.

4.8                               Capitalization of Merger Sub.  100% of the membership interests of Merger Sub are, and at the Effective Time will be, owned by Acquiror or a direct or indirect wholly-owned Subsidiary of Acquiror.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.9                               Brokers’ Fees.  Except fees described on Schedule 4.9 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, financial advisory fee, finders’ fee or other similar fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or any of its Affiliates.

4.10                        Restricted Securities.  Acquiror understands and acknowledges that (a) none of the Shares has been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Shares is traded or tradable on any securities exchange or over the counter and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Acquiror has no present intention to transfer or otherwise dispose any of the Shares acquired hereunder or any interest therein.  Acquiror is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

4.11                        Solvency.  As of the Closing and after giving effect to all of the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties in Article III, the Surviving Entity and its Subsidiaries will be Solvent.

4.12                        Mass Layoffs.  Acquiror does not currently plan any plant closings, reductions in force, or terminations of employees of the Company or any of its Subsidiaries that, in the aggregate, would trigger the WARN Act or any other similar law, rule or regulation of any Governmental Authority.

4.13                        Acquiror’s Due Diligence; Limitations on Representations and Warranties of the Company and Blocker Company.  Acquiror and Merger Sub hereby acknowledge that, except for the representations and warranties of the Company, the Blocker Company and the Blocker Seller expressly set forth in ARTICLE III, they are relying on their own investigation and analysis in entering into this Agreement and the transactions contemplated hereby.  Each of Acquiror and Merger Sub is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.  Acquiror and Merger Sub acknowledge that they are consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any member of the Company Group or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in ARTICLE III or any certificate delivered pursuant to Section 8.2.  With respect to any projection or forecast delivered by or on behalf of the Company to Acquiror, Acquiror and Merger Sub each acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (iii) it is familiar with each of the foregoing.  In furtherance of the foregoing, and not in limitation thereof, Acquiror and Merger Sub each acknowledges that no representation or warranty, express or implied, at law or in equity, of any member of the Company Group or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, including the Evaluation Material and any financial projection or forecast delivered to Acquiror or Merger Sub with respect to the revenues or profitability which may arise from the operation of the Company or its Subsidiaries either before or after the Effective Time, shall (except as otherwise expressly represented to in this Agreement or in connection with fraud) form the basis of any claim against any member of the Company Group or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person with respect thereto.

ARTICLE V.
COVENANTS OF THE COMPANY

5.1                               Conduct of Business.  From the date of this Agreement through the Closing (the “Interim Period”), the Blocker Company and the Company shall, and shall cause their respective Subsidiaries to, except as contemplated by this Agreement, as set forth in Schedule 5.1, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. The Blocker Company shall not take any action during the Interim Period other than as contemplated by this Agreement. Unless otherwise consented to in writing by the Acquiror, only those officers listed on Schedule 5.1 shall be authorized to execute Contracts on behalf of the Company Group during the Interim Period, and each Contract must be signed by two officers. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth in Schedule 5.1, or as consented to by Acquiror in writing, the Blocker Company and the Company shall, and the shall cause their respective Subsidiaries to, except as specifically contemplated by this Agreement:

(a)                                 not change or amend the Company’s certificate of formation, the Existing LLC Agreement or other similar organizational documents of the Company, the Blocker Company or its Subsidiaries or Affiliates, except as otherwise required by Law;

(b)                                 not declare, issue, pay or make any dividend or distribution (other than tax distributions pursuant to the Existing LLC Agreement) to the unitholders of the Company, or the Blocker Seller,  or set aside any funds for the purpose thereof, or repurchase or otherwise retire for value any equity securities of the Company or the Blocker Company;

(c)                                  not, directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, or otherwise), sell, assign, transfer, convey, lease or otherwise dispose of any assets or properties (other than any Current Assets, Cash and Cash Equivalents), except in the Ordinary Course of Business or in connection with the Pre-Closing Reorganization;

(d)                                 not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or otherwise acquire any assets or business of, or acquire any equity interests in, or make any investment in, any Person, except in connection with the Pre-Closing Reorganization;

(e)                                  not make any capital investment in, or loans or advances to any Person, or make any guaranty for the benefit of any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company or in connection with the Pre-Closing Reorganization);

(f)                                   not make or change in any respect any material Tax election or any material method of Tax accounting (except as required by Law), settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or amend any Tax Return or enter into any closing agreement in respect of Taxes with any Governmental Authority responsible for the administration or imposition of any Tax;

(g)                                  not transfer, issue, sell, pledge, encumber or dispose of any equity of the Company or any of its’ Subsidiaries or grant options, warrants, calls or other rights to purchase, redeem or otherwise acquire equity interests of the Company or any of its Subsidiaries or the Blocker Company;

(h)                                 not change any accounting methods or practices, except as required by GAAP;

(i)                                     not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(j)                                    not incur or modify in any respect the terms of any Indebtedness other than in the Ordinary Course of Business;

(k)                                 not implement any employee layoffs that requires notice under the WARN Act;

(l)                                     not assign, license or otherwise transfer any Owned Intellectual Property, other than non-exclusive licenses granted to customers or end users in the Ordinary Course of Business;

(m)                             not amend, modify, extend, renew or terminate any Real Property Lease outside the Ordinary Course of Business, and not acquire or enter into any new lease, sublease, license (either as lessor, sublessor or licensor, or as lessee, sublesee or licensee), or other agreement for the use or occupancy of any real property, and not change the use being made of any Leased Real Property;

(n)                                 not (i) increase compensation for any officer, director or employee with annual base compensation in excess of $150,000, other than such increases in compensation that are required by Contracts in effect as of the date hereof that have either been disclosed to the Acquiror or that are less than 10% of such Person’s annual base compensation or (ii) make any general increase in compensation to any group of employees.

(o)                                 not (i) grant any severance, retention, change in control, bonus or termination pay, other than as required by any existing Contract or any existing Employee Plan or as required by Law or (ii) establish or amend (other than as required by Law) or terminate any (other than as required by this Agreement) Employee Plan;

(p)                                 not hire or engage or terminate the employment or engagement of any employee, officer, director or independent contractor with annual base compensation in excess of $150,000, other than a termination for cause;

(q)                                 not cancel or waive any Indebtedness, claim or other right except in the Ordinary Course of Business;

(r)                                    not make any capital expenditure (or series of related capital expenditures) involving more than $100,000 individually or more than $250,000 in the aggregate;

(s)                                   not negotiate, enter into, amend (in any material respect), modify (in any material respect), assign or terminate any Material Contract or portion thereof, or any Contract that would have been a Material Contract if such Contract was in force on the date of this Agreement, or take or fail to take any action that would entitle any party to a Material Contract to terminate, modify (in any material respect), cancel or amend a Material Contract; except for any extensions, renewals or replacements of any such Material Contract with one or more Contracts on substantially similar terms;

(t)                                    discharge, settle or satisfy any Actions, other than Actions reflected in the Financial Statements and for amounts not in excess of the amount reserved against therein;

(u)                                 voluntarily allow any material insurance policies to lapse, without renewal or replacement on commercially reasonable terms;

(v)                                 except as would be consistent with the Ordinary Course of Business, not allow to lapse, terminate or materially amend or modify any Permit or any material terms thereof;

(w)                               not engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating sales to pre-Closing periods that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any other discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in a manner outside the Ordinary Course of Business or contrary to generally accepted industry practices;

(x)                                 not take any action inconsistent with the Ordinary Course of Business for the purpose of increasing the amount of Cash and Cash Equivalents of the Company Group, including by accelerating accounts receivable or deferring accounts payable inconsistent with the Ordinary Course of Business;

(y)                                 not enter into any agreement, or otherwise become obligated or committed, to do any action prohibited hereunder.

5.2                               Inspection; Cooperation.  Subject to confidentiality obligations and similar restrictions that are applicable to information furnished to the Company or any of its Subsidiaries by third-parties that are in the Company’s or any of its Subsidiaries’ possession from time to time, in respect of which the Company will use commercially reasonable to obtain consent of any third party to allow such information to be shared with the Acquiror upon the request of the Acquiror, the Company shall, and shall cause its Subsidiaries to, and the Blocker Company and Blocker Seller shall afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company and its Subsidiaries, to all of their and the Company Group’s respective properties, Books and Records, contracts, commitments, finances, Tax Returns, records and appropriate officers and employees of the Company Group, shall furnish Acquiror and its representatives with all financial and operating data and other information concerning the affairs of the Company Group as such representatives may reasonably request, and shall instruct its employees, counsel, financial advisors, auditors and other representatives to cooperate in all reasonable respects with Acquiror and its Affiliates and representatives in its and their due diligence investigation of the Company Group.  No investigation by Acquiror and its Affiliates, accountants, counsel and other representatives pursuant to this Section 5.2 shall be deemed to modify or otherwise affect the representations and warranties of the Company contained in this Agreement.  Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any Law applicable to the Company or any of its Subsidiaries or the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement; provided, that, in each case, the Company Group shall, to the extent legally permissible, notify the Acquiror in reasonable detail of the circumstances giving rise to such requirement, contractual obligation or privilege and cooperate to permit disclosure of such information in a manner consistent therewith. To the extent that the Real Property Leases require the landlords thereunder to deliver the following certificate, the Company will use commercially reasonable efforts to obtain a certificate from the landlords thereunder confirming that the Real Property Leases are in full force and effect without modification, that there are no uncured defaults thereunder by the Company or any of its Subsidiaries and that no rent thereunder has been paid more than one month in advance.

5.3                               Exclusivity.  During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, none of Company Group or the Holder Representative shall (and Blocker Seller, Blocker Company and the Company shall cause their respective Affiliates and its and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives (collectively, the “Representatives”) not to), directly or indirectly, (a) submit, solicit or encourage any proposal or offer from any Person (other than Acquiror and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of any member of the Company Group, (ii) merger or consolidation involving any member of the Company Group, (iii) sale or exclusive license of any material portion assets or any equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of any member of the Company Group, or (iv) similar transaction or business combination involving any member of the Company Group or their businesses or assets (each of the foregoing transactions described in clauses (i) through (iv), a “Company Transaction”), (b) other than informing Persons of the existence of this Section 5.3, furnish any information with respect to, engage in or otherwise participate in any negotiations or discussions, or assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Acquiror and its Affiliates) to do or seek to do any of the foregoing, or (c) except as otherwise required by Law, Governmental Order or similar compulsion, or as contemplated by this Agreement, provide any nonpublic financial or other confidential or proprietary information regarding any member of the Company Group (including this Agreement and any material containing the Acquiror’s proposal) to any Person (other than Acquiror’s Representatives).  Each member of the Company Group shall notify Acquiror promptly (but in any case within two Business Days) after receipt of a proposal for a Company Transaction or any requests for information relating to any member of the Company Group or for access to any of their properties, books or records by any Person which has informed any member of the Company Group or its Representatives that such person is considering making, or has made, a proposal for a Company Transaction.  Blocker Seller, Blocker Company and the Company shall immediately terminate all discussions and negotiations with any Persons related to a Company Transaction (other than Acquiror, Merger Sub and their Affiliates and Representatives).

5.4                               Confidentiality Agreements. No member of the Company Group nor the Holder Representative shall, without the prior written consent of the Acquiror, release any Person from, or waive any provision of, any confidentiality agreement entered into by such Person in connection with a potential acquisition of the Company Group or the business conducted by it.  To the extent that it has not already done so, the Company agrees that, as promptly as practicable after the date of this Agreement, it shall request that access to any online data room utilized for the transactions contemplated by this Agreement by disabled for any Person not a party to this Agreement.

5.5                               Section 280G Approval.

(a)                                 The Company shall, prior to the initiation of the requisite unitholder approval procedure under Section 5.5(b) below, (i) use commercially reasonable efforts to obtain a waiver of the right to receive payments and/or benefits that reasonably could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each Person who is an employee of A-1 Engineering Korea, Inc. and who, with respect to the Company and its Subsidiaries, reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who, with respect to the Company and its Subsidiaries, reasonably might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code; and (ii) obtain a Parachute Payment Waiver from each Person not covered in (i) above who, with respect to the Company and its Subsidiaries, reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who, with respect to the Company and its Subsidiaries, reasonably might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code.

(b)                                 Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain the approval by such number of equityholders of the Company or any applicable Subsidiary of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of such executed Parachute Payment Waivers by the affected Persons under Section 5.5(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason of Section 4999 of the Code, with such unitholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  The Parachute Payment Waivers and documents to be provided to the equityholders in connection with the solicitation of unitholder approval shall be in a form reasonably acceptable to Acquiror.

5.6                               Benefit Plans. If and to the extent requested by the Acquiror in writing no later than ten (10) Business Days prior to the Closing Date, the Company and its Subsidiaries shall (1) withdraw as a participating employer in the Employee Plan that is a 401(k) plan as of no later than the day before the Closing Date and (2) withdraw as a participating employer in any or all of Employee Plans that are welfare benefit plans as of the Closing Date or such other date as reasonably determined by Acquiror.

5.7                               Actions following Time of Calculation. Between 11:59 p.m., Pacific Time, on the day immediately prior to the Closing Date and the time of Closing, no member of the Company Group shall pay any dividend or distributions to its equity holders or incur, or suffer any increase in the amount of, any Indebtedness, or modify the amount of Cash and Cash Equivalents of any member of the Company Group.

5.8                               Holder Confidentiality. Each Holder and the Holder Representative shall, and shall cause its, his or her Affiliates and representatives to, keep confidential and not use for any purpose or disclose to any other Person any proprietary or confidential information of the business of the Company Group (“Confidential Information”), unless such information is or becomes generally available to the public other than as a result of a disclosure by such Party in violation of this Agreement.  In the event any Holder or the Holder Representative is required by applicable Law to disclose any Confidential Information, such Holder and the Holder Representative shall, to the extent not prohibited by applicable Law, provide Acquiror with prompt notice of such requirements so that Acquiror may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.8.  Each Holder and the Holder Representative agrees that such obligation of confidentiality continues after the Closing Date and upon request of Acquiror, after the Closing, it shall take commercially reasonable steps to return to Acquiror or cause to be destroyed all Confidential Information in its possession or control.  To the extent that any Holder is an employee of the Company Group after Closing, such Holder shall, during the term of his/her employment, be permitted to use Confidential Information only in the performance of duties in such employment.

5.9                               Pre-Closing Reorganization.  Graycliff Impakt A-1 Coinvestors LLC, the Blocker Company and the Blocker Seller shall take, or cause to be taken, all action necessary to effect the Pre-Closing Reorganization, and shall provide evidence of the consummation thereof satisfactory to the Acquiror.

5.10                        Underfunded Korean Pension. Prior to the Closing Date, the Company shall cause A-1 Engineering Korea, Inc. to make such payments as are necessary to ensure that the defined benefit pension plan maintained by it with IBK Bank is no longer in deficit. The Company acknowledges that such defined benefit pension plan had a funding deficit of $730,000 as of July 31, 2018.

5.11                        Corporate Formalities.  Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, take such corrective actions as Acquiror shall reasonably request to correct irregularities in the corporate record (and provide evidence thereof to the Acquiror), including, but not limited to, the following:

(a)                                 correct the bylaws of each Subsidiary to clarify that the number of directors of such Subsidiary shall be at least 3 but no more than 5, and ratify all purported actions of the Board of Directors of such Subsidiaries taken prior to such correction;

(b)                                 the Secretary of the Company shall certify all Minutes of Meetings of the Board of Managers and/or the Members of the Company provided to Acquiror;

(c)                                  the Board of Managers and all voting Members of the Company shall ratify all purported resolutions of the Board of Managers and/or Members of the Company provided to Acquiror; and

(d)                                 the Secretary of the Company shall certify the Existing LLC Agreement as the current limited liability agreement of the Company.

5.12                        Key Consents.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain the Key Consents.

5.13                        Deliverables to the Holder Representative.  Prior to the Closing Date, the Company shall deliver, or cause to be delivered, to the Holders Representative each of the documents set forth on Schedule A to the Holder Representative Engagement Agreement.

5.14                        Physical Inventory.  After the date hereof, but prior to the Closing Date, the Company shall conduct a physical inventory and shall deliver, or cause to be delivered, the results of such physical inventory to Acquiror or its representatives at least three (3) Business Days prior to the Closing Date.

ARTICLE VI.
COVENANTS OF ACQUIROR

6.1                               Indemnification and Insurance.

(a)                                 For six (6) years after the Effective Time, the Acquiror shall cause the Surviving Entity to, indemnify and hold harmless each present and former member, officer, director, manager, or employee of the Company or any of its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time brought against the Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent, but only to the extent, that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its organizational or governing documents in effect at the time of execution of this Agreement, which documents have been provided to the Acquiror in advance of execution of this Agreement, to indemnify such person (including any requirement to advance expenses as incurred), provided the person to whom such expenses are advanced provides an undertaking to the Surviving Entity to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under applicable Law and organizational or governing documents of the Company or any of its Subsidiaries shall be made by independent counsel mutually acceptable to the Holder Representative and the Surviving Entity.

(b)                                 From and after the Effective Time, Acquiror shall cause the Surviving Entity to cause the certificate of formation and the limited liability company agreement or comparable organizational documents of the Surviving Entity and each of its Subsidiaries to contain provisions no less favorable to each Indemnified Person to limitation of certain liabilities of directors, managers, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of formation and the limited liability company agreement or other comparable organizational documents of the Company and such Subsidiaries, except as required by Law, and the certificate of formation and limited liability company agreement or comparable organizational documents of the Company and each of its Subsidiaries to contain the current provisions regarding indemnification of directors, managers, officers, and employees which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the directors, managers, officers or employees of the Company and such Subsidiaries, except as required by Law.

(c)                                  Prior to the Effective Time, the Company shall purchase a premium fully prepaid “tail” insurance policy that shall be effective as of the Effective Time (the “Tail Policy”).  For six (6) years after the Effective Time, Acquiror shall, and shall cause the Surviving Entity to, maintain such insurance policy, and to the extent such policy cannot be maintained, to substitute such policy with reputable and financially sound carriers covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time.

(d)                                 The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and legal representatives, which shall be deemed as third party beneficiaries under this Agreement, and shall be in addition to, and shall not impair, any other rights an Indemnified Person would have been permitted under applicable Law and the organizational or governing documents of the Company and its Subsidiaries in effect on the date of this Agreement to indemnify such person or indemnification agreement or otherwise.  Acquiror shall ensure that the Surviving Entity complies with all of its obligations under this Section 6.1 and Acquiror shall guaranty all such obligations of the Surviving Entity under this Section 6.1 in the event the Surviving Entity disposes of or transfers all, or substantially all, of its assets.

(e)                                  If Acquiror or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Acquiror shall cause proper provisions to be made so that the successors and assigns of Acquiror or the Surviving Entity assume the obligations set forth in this Section 6.1.

(f)                                   No member of the Company Group nor the Acquiror shall have any obligation to indemnify or advance any costs of defense to any Indemnified Person pursuant to this Section 6.1 for any amount or in respect of any Action as a result of any claim of the Acquiror,

Merger Sub or any of their Affiliates pursuant to the terms and conditions of Article IX of this Agreement or otherwise in connection with the transactions contemplated hereby.

6.2                               R&W Insurance.  Acquiror has provided evidence satisfactory to the Company that the R&W Insurance Policy will be bound at signing of this Agreement.  Acquiror shall not agree to amend the R&W Insurance Policy in a manner that permits the insurer to pursue any subrogation rights against an Indemnified Person or any holder of Units, other than as permitted pursuant to 8(a) of the R&W Insurance Policy. Acquiror shall pay, or cause to be paid when due, the premiums, the mitigation loss fee, and the surplus line Taxes payable in connection with the R&W Insurance Policy, whether due prior to or after the Effective Time.

6.3                               Special Receivable Amounts.  Without duplication of amounts to which the Escrow Participants are entitled pursuant to Section 7.5(h), any cash payment received by the Company or its Subsidiaries following Closing in respect of the items described in Annex N (the “Special Receivable Amounts”) shall be distributed up to the Surviving Entity following receipt, and such Special Receivable Amounts, minus (i) any Taxes incurred in respect of such payments or as a result of any distribution (or deemed distribution) of such payments to the Acquiror, the Company or any Affiliate thereof (provided that the Company and its Subsidiaries shall use commercially reasonable efforts to minimize any such Taxes), and (ii) any out-of-pocket expenses incurred in connection with the collection of such payments by the Acquiror, the Company or any Affiliate thereof, shall be paid over to the Paying Agent for payment to the Escrow Participants and to A-1 Manufacturing, Inc. for payment to the Bonus Payment Recipient in accordance with the Distribution Waterfall. The Company and its Subsidiaries shall have no obligation to take steps to collect the amounts owing relating to additional capital contributed by A-1 Engineering Korea, Inc. to Impakt Fluid Systems, LLC in the amount of up to KRW 600,000,000 or approximately USD $538,938.29 and none of the Special Receivable Amounts shall bear interest.

6.4                               Celestica Guarantee.  Celestica USA agrees to cause the Acquiror to perform its obligations under this Agreement, as they may be amended, changed, replaced or otherwise modified from time to time, including by providing any necessary funds to the Acquiror to allow it to fulfill its obligations under this Agreement, and undertakes to perform all such obligations to the extent that the Acquiror fails to do so; in each case, to the extent that such obligations are required to be performed on or prior to Closing or involve the payment of any amounts on account of the Closing Consideration in accordance with Section 2.5 (collectively, the “Guaranteed Obligations”).  Without limiting the generality of the foregoing, Celestica USA unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with the Acquiror for the due and punctual performance of each of the Guaranteed Obligations. This guarantee shall be an obligation for full and prompt performance rather than a secondary guarantee of collectability and can be enforced against Celestica USA directly as a primary obligor without taking action to enforce this Agreement against the Acquiror.

ARTICLE VII.
JOINT COVENANTS

7.1                               Confidentiality.  Prior to the Effective Time, any information provided to or obtained by Acquiror pursuant to this Agreement will be subject to the Confidentiality Agreement and must be held by Acquiror in accordance with and be subject to the terms of the Confidentiality

Agreement. Acquiror agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement until the Effective Time.

7.2                               Antitrust Matters.  Subject to the terms and conditions and limitations set forth in this Agreement, each of the Company and Acquiror agrees to take or cause to be taken the following actions:

(a)                                 (i) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and upon the request of the Company use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, (ii) no later than (15) Business Days make such other filings with any similar foreign Antitrust Authority as may be required under any applicable similar foreign law, and exercise commercially reasonable efforts to make such filings promptly after the date hereof, taking into consideration the nature of the requirements of and usual practices under the respective foreign laws and (iii) promptly provide to each and every Antitrust Authority any non-privileged information and documents requested by any Antitrust Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(b)                                 take commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement on antitrust or competition grounds, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Antitrust Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions (such claim or proceeding, an “Antitrust Proceeding”). However, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Acquiror or Merger Sub or any of their respective Affiliates be required to (i) sell, lease, encumber, license or otherwise dispose of, or hold separate pending such disposition of, any asset, right, product line, license, category of assets or business or other operation, or interest therein, of any Person within the Company Group or the Acquiror or any of its Affiliates; (ii) terminate existing relationships, contractual rights or obligations of the Company, the Blocker Company, or Acquiror or of any of their respective Subsidiaries or Affiliates; (iii) terminate any venture or other arrangement of the Company, the Blocker Company or Acquiror or of any of their respective Subsidiaries or Affiliates; (iv) create any relationship, contractual rights or obligations of the Company, the Blocker Company or Acquiror or of any of their respective Subsidiaries or Affiliates; or (v) effectuate any other change or restructuring of the Company, the Blocker Company or Acquiror or of any of their respective Subsidiaries or Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an Governmental Order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing). In addition, no Person within the Company Group may take, or agree to take, any of the foregoing actions with respect to any portion of the business, assets or contracts of any Person within the Company Group without the prior written consent of Acquiror.

(c)                                  Each of Acquiror, Merger Sub and the Company will assist and cooperate, and will cause their respective Affiliates to assist and cooperate, with each other party hereto or any Affiliate thereof in preparing and filing any and all written communications that are to be submitted to any Governmental Authority in connection with the transactions contemplated hereby and in obtaining any consents, waivers, authorizations or approvals from any Governmental Authority or third party that may be required to be obtained by any party hereto or any Affiliate thereof in connection with the transactions contemplated hereby, which assistance and cooperation will include: (i) reasonably consulting and cooperating with each other, and consider in good faith the view of each other, in connection with any filing, submission, or oral presentation and in connection with any investigation or other inquiry; (ii) timely furnishing to any other party hereto or Affiliate thereof all information that counsel to such party or Affiliate thereof reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (iii) promptly providing any other party hereto or Affiliate thereof with copies of all material written communications to or from any Governmental Authority relating to the transactions contemplated by this Agreement; provided, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns, contractual obligations or to comply with applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iv) keeping the other parties hereto reasonably informed of any material communication received or given to or from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (v) providing the other parties hereto with prior notice of, consulting in advance of and permitting such other parties to review and incorporate any other party’s reasonable comments in any material communication conveyed to any Governmental Authority or in connection with any proceeding related to the HSR Act or under any other Law, in each case regarding the transactions contemplated by this Agreement.

(d)                                 Neither Acquiror nor Merger Sub, on the one hand, nor the Company nor Holder Representative, on the other hand, will, and shall not permit any of their respective Affiliates to, initiate or participate in, any meeting or substantive communication (whether written or oral, including via emails or conference calls) with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement without giving the other parties hereto reasonable prior notice of the meeting or communication and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or communication or to comment on such communication and to incorporate such reasonable comments in such communication (subject to redaction as provided in Section 7.2(c) above).

(e)                                  Celestica US agrees that it shall not, and shall not permit Celestica Inc. or any of its Subsidiaries to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to: (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Authority necessary to consummate the contemplated transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law; (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the contemplated transactions; or (iii) otherwise delay or impede the consummation of the contemplated transactions.

7.3                               Support of Transaction.  Subject to the terms and conditions and limitations set forth in this Agreement, Acquiror and the Company shall each, and shall each cause their respective Affiliates to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates reasonably request or are otherwise required to obtain in connection with the Merger; provided that neither the Company nor its Subsidiaries shall be required to pay any consent fees or other expense reimbursements requested by such third parties in excess of $10,000 in aggregate, (c) execute and deliver such other commercially reasonable documents, certificates and other agreements and take such other commercially reasonable action as may reasonably be necessary or as another party may reasonably request as is consistent with the terms of this Agreement to satisfy the conditions of Article VIII or otherwise to comply with its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by the Transaction Documents, and (d) subject to Section 5.2 in the case of the Company and its Subsidiaries, provide the other parties, and such other parties’ employees, officers, accountants, lawyers, financial advisors and other representatives with reasonable access, during normal business hours in such a manner as not to interfere unreasonably with its operations, to its personnel, properties, business and records for any reasonable purposes.

7.4                               Notification of Changes.  From and after the date of this Agreement, the Company shall promptly (but in any event no later than two (2) Business Days after becoming aware thereof) notify Acquiror in writing of:

(a)                                 the occurrence, or non-occurrence, of any matter, event, circumstance, development or change that, individually or in the aggregate, would, or would be reasonably expected to, make the satisfaction of the conditions set forth in Section 8.2 impossible or unlikely; and

(b)                                 any Action commenced, maintained or, to the Company’s knowledge, threatened against of the Company or any of its Affiliates in connection with this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby, including the Merger.

Notwithstanding any other provision of this Agreement, in no event will any notification delivered hereunder be effective to cure or correct any breach of any representation, warranty, covenant, agreement or obligation of the Company, the Holders’ Representative, the Blocker Company or the Blocker Seller hereunder, including for purposes of determining whether the conditions to Closing in Section 8.1 or Section 8.2 have been satisfied.  In addition, in no event will any notification delivered hereunder limit or otherwise affect any remedies available to Acquiror or Merger Sub hereunder.

7.5                               Tax Matters.

(a)                                 Tax Returns.

(i)                                     Subject to this Section 7.5(a)(i), the Company will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Flow-Through Tax Returns that relate in whole or in part to a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) and that are due after the Closing Date (the “Pre-Closing Flow-Through Tax Returns”). Each Pre-Closing Flow-Through Tax Return will be prepared in accordance with applicable Law and Section 7.5(i) and 7.5(j), and, to the extent not inconsistent with applicable Law and Section 7.5(i) and 7.5(j), in accordance with the past procedures and practices of the Company. For the avoidance of doubt, in connection with the preparation of a Pre-Closing Flow-Through Tax Return for a Straddle Period, the income and other items from such Tax Return shall be allocated as between the portion of the Straddle Period ending on the Closing Date and the portion beginning after the Closing Date based on the closing of the books method provided in Section 706 of the Code and the Treasury regulations thereunder (or any corresponding provision of state or local Law). The Company will provide each Pre-Closing Flow-Through Tax Return to the Holder Representative and the Acquiror for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date).  The Company shall make any changes directed by the Holder Representative that are more likely than not to be upheld under applicable Law prior to filing such Tax Returns, and will not cause any such Tax Returns (as revised to reflect the comments of the Holder Representative, if any) to be filed without the consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed. The out-of-pocket fees payable to Armanino, LLP in connection with the preparation of the Pre-Closing Flow-Through Tax Returns shall be borne by the Escrow Participants and paid first from the Holder Representative Expense Fund.

(ii)                                  Acquiror will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company, its Subsidiaries and Blocker Company (other than Pre-Closing Flow-Through Tax Returns) that relate to any Pre-Closing Tax Period and that are first due after the Closing Date (the “Acquiror Prepared Returns”). Each Acquiror Prepared Return will be prepared in accordance with applicable Law and Section 7.5(i) and 7.5(j), and, to the extent not inconsistent with applicable Law and Section 7.5(i) and 7.5(j), in accordance with past procedures and practices of the Company, its Subsidiaries or Blocker Company, as applicable. Acquiror will provide each Acquiror Prepared Return that relates to income Taxes or that reflects any material amounts of Indemnified Taxes or Indemnified Blocker Taxes to the Holder Representative for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and will not file any such Tax Returns without the consent of the Holder Representative, which consent will not be unreasonably withheld, conditioned or delayed. The Acquiror Prepared Returns shall be prepared at the expense of the Acquiror, provided that the out-of-pocket fees payable to Armanino, LLP in connection with the preparation of any Acquiror Prepared Return that is an income Tax Return and relates solely to a taxable period that ends on or prior to the Closing Date shall be borne by the Escrow Participants and paid first from the Holder Representative Expense Fund.

(iii)                               Acquiror will not, and will not cause or permit any of its Affiliates (including the Company, its Subsidiaries and Blocker Company) to, (i) except for Pre-Closing Flow-Through Tax Returns or Acquiror Prepared Returns prepared and filed in accordance with Section 7.5(a)(i) or 7.5(a)(ii), file or amend any Tax Returns of the Company, its Subsidiaries or Blocker Company for a Pre-Closing Tax Period, (ii) with respect to Pre-Closing Flow-Through Tax Returns or Acquiror Prepared Returns prepared and filed in accordance with Section7.5(a)(i) or 7.5(a)(ii), after the date such Tax Returns are filed pursuant to Section 7.5(a)(i) or 7.5(a)(ii), amend any such Pre-Closing Flow-Through Tax Return or Acquiror Prepared Return, or (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company, its Subsidiaries or Blocker Company for a Pre-Closing Tax Period, in each such case except (A) if such filing or amendment could not reasonably be expected to form the basis for a claim for indemnification pursuant to Section 9.2, or otherwise increase the Escrow Participants’ liability for Taxes or reduce the Pre-Closing Tax Refunds that are required to be paid to the Escrow Participants pursuant to Section 7.5(h) or (B) with the Holder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed, it being understood that such consent would be unreasonably withheld to the extent that any action described under clauses (i) through (iii) above was required by Law).  Acquiror will not, and will not permit the Company to, cause the Company, its Subsidiaries or the Blocker Company to incur any Taxes on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement).

(b)                                 Tax Election.  The Company shall make or otherwise have in place a valid election under Section 754 of the Code with respect to any taxable year (or portion thereof) which includes the Closing.

(c)                                  Closing Consideration Allocation.

(i)                                     The parties hereto agree that the portion of the Closing Consideration that shall be allocated to the Blocker Company shall be equal to the Blocker Company Payment and that the portion of the Closing Consideration allocated to each holder of Units shall be such holder’s portion of the Closing Consideration in accordance with the Distribution Waterfall.

(ii)                                  Within fifteen (15) days following the final determination of the Adjustment Amount, the Acquiror shall prepare and deliver to the Holder Representative for its review an allocation of the purchase price (as determined for U.S. federal and applicable state and local income tax purposes, including assumed liabilities and any other relevant items or adjustments but excluding the Blocker

Company Payment), among the assets of the Company for U.S. federal, and applicable state and local, Income Tax purposes in accordance with the principles of Section 755 of the Code and the Treasury Regulations thereunder (the “Closing Consideration Allocation”). The Holder Representative will be entitled to review and comment on such Closing Consideration Allocation, and shall provide the Acquiror with comments within sixty (60) days after the Acquiror’s delivery of the Closing Consideration Allocation to the Holder Representative.  The Acquiror shall consider in good faith all of the Holder Representative’s comments to the Closing Consideration Allocation in preparing the final allocation schedule (the “Final Allocation”).  If the Holder Representative notifies the Acquiror in writing that Holder Representative objects to one or more items reflected in the Final Allocation, Acquiror and the Holder Representative shall negotiate in good faith to resolve such dispute; provided, however, that if Acquiror and the Holder Representative are unable to resolve any dispute with respect to the Final Allocation within sixty (60) days following the Closing Date, such dispute shall be resolved by the Auditor in accordance with the provisions set forth in Section 2.7(b); provided, however, that the fees and expenses of the Auditor shall be borne equally by Acquiror and the Holder Representative (on behalf of the Escrow Participants). The parties hereto shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation, and none of the parties hereto shall take any Tax position to the contrary on any Tax Return, in any proceeding or audit, or examination; provided, however, that Acquiror’s cost for the assets of the Company and its Subsidiaries may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated.

(d)                                 Cooperation. Acquiror, the Blocker Company, the Holder Representative, the Surviving Entity and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Pre-Closing Flow Through Tax Returns or Acquiror Prepared Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Acquiror, the Blocker Company and the Surviving Entity agree to retain all books and records with respect to Tax matters of the Blocker Company, the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Holder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(e)                                  Tax Contests.

(i)                                     Acquiror will provide prompt notice to Holder Representative upon receipt by Acquiror or any of its Affiliates of notice of any pending or threatened Tax audits, examinations, assessments or other proceeding of the Company, its Subsidiaries or Blocker Company that relate to any Tax for which any Escrow

Participant may be liable (including pursuant to Section 9.2) (such audit, examination, assessment or other proceeding, a “Tax Contest”). Such notice will state the amount of the claim, if known, and the method of computation thereof, the nature of such claim and a reference to the provision of this Agreement upon which such claim is based, all with reasonable particularity.

(ii)                                  With respect to any Tax Contest relating solely to a taxable period ending on or before the Closing Date or relating solely to a Pre-Closing Flow-Through Tax Return, the Holder Representative will have the right to control the conduct of such Tax Contest (including by employing counsel of its choice at the Escrow Participants’ expense); provided, that if the disposition of such Tax Contest could reasonably be expected to affect the Tax liabilities of Acquiror (or any of its Affiliates) after the Closing, (1) the Holder Representative will keep Acquiror reasonably informed concerning the progress of such Tax Contest, (2) the Holder Representative will provide Acquiror copies of all material written correspondence relevant to such Tax audit or administrative or court proceeding, and (3) except with respect to Tax Contests relating to Pre-Closing Flow-Through Tax Returns, the Holder Representative will not settle such Tax audit or administrative or court proceeding without the prior written consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed.

(iii)                               With respect to any Tax Contest not described in Section 7.5(e)(ii) (or with respect to any Tax Contest described in Section 7.5(e)(ii) that the Holder Representative does not elect to control), Acquiror shall have the right to control the conduct of such Tax Contest; provided, however, that (1) Acquiror will keep the Holder Representative reasonably informed concerning the progress of such Tax Contest, (2) Acquiror will provide Holder Representative copies of all material written correspondence relevant to such Tax audit or administrative or court proceeding, and (3) Acquiror will not settle such Tax audit or administrative or court proceeding without the prior written consent of the Holder Representative, which consent will not be unreasonably withheld, conditioned or delayed. To the extent any provisions in this Section 7.5(e) are inconsistent with Section 9.4 with respect to any Tax Contest, this Section 7.5(e) shall control.

(iv)                              In the case of any Tax audit relating to a taxable period of the Company beginning after December 31, 2017, but ending on the Closing Date, the Company or its “partnership representative” (as defined in the Code) shall elect under Section 6226 of the Code and any Treasury Regulations thereunder (and take all other actions necessary under the Code and any Treasury Regulations to make such election effective) to have each member (who was a member during such taxable period) of the Company take into account its share of any audit adjustments and not to apply Section 6225 of the Code.

(f)                                   Tax Sharing Agreements.  All Tax sharing agreements or similar agreements (other than Ordinary Commercial Agreements) with respect to or involving the Blocker Company, the Company or any of its Subsidiaries shall be terminated as of the Closing

Date and, after the Closing Date, none of the Blocker Company, the Company or any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(g)                                  No Amendments or Restatements.  Acquiror and its Affiliates (including on or after the Closing Date, the Company Group) shall not amend the Existing LLC Agreement with respect to a Pre-Closing Tax Period.

(h)                                 Tax Refunds.  Any Tax refund or credit, including any interest paid or credited by a Governmental Authority with respect thereto of the Blocker Company, the Company or its Subsidiaries (whether received as a cash refund or a credit against Taxes otherwise payable) that is attributable to any Pre-Closing Tax Period net of any Taxes incurred as a result of the receipt of such Tax refunds or credits (such Tax refunds or credits, a “Pre-Closing Tax Refund”) will be the property of the Escrow Participants, and, (i) if received by Acquiror, the Blocker Company, the Company, its Subsidiaries or any Affiliate thereof, or (ii) when used by Acquiror, the Blocker Company, the Company, its Subsidiaries, or any Affiliate thereof to credit an account with a Governmental Authority, will be paid over promptly to the Paying Agent (for payment to the Escrow Participants in accordance with the Distribution Waterfall) and A-1 Manufacturing, Inc. (for payment to the Bonus Payment Recipient in accordance with the Distribution Waterfall); provided, however, that any Pre-Closing Tax Refund received in respect of the Blocker Company shall be paid only to the Blocker Seller. A Pre-Closing Tax Refund with respect to a Straddle Period shall be determined in accordance with the principles in Section 7.5(j)). Acquiror will, if the Holder Representative so requests, cause the Blocker Company, the Company, or any of its Subsidiaries to file for and use commercially reasonable efforts to obtain any Pre-Closing Tax Refund that is allocable to the Escrow Participants pursuant to this Section 7.5(h), including amending any Tax Return filed, filing or causing to be filed a claim for a refund of any Taxes paid with respect to any Pre-Closing Tax Period (including to carryback any net operating loss or tax credits to one or more prior taxable years of an entity in the Company Group for state, local or non-U.S. tax purposes) or filing or causing to be filed IRS Form 4466 (and any corresponding state or local tax forms, if applicable), provided that the Escrow Participants will promptly reimburse the Blocker Company, the Company, or its Subsidiaries, as applicable, for any reasonable out-of-pocket expenses incurred in filing, defending or prosecuting any Pre-Closing Tax Refund at the request of the Holder Representative.

(i)                                     Income Tax Matters. Closing Date Net Working Capital, Current Blocker Tax Liabilities, Pre-Closing Tax Refunds, Indemnified Taxes and Indemnified Blocker Taxes shall be calculated, in accordance with the following rules:

(i)                                     The Closing Date shall be treated as the last day of the taxable period of the Blocker Company, the Company and its Subsidiaries for all Tax purposes to the extent permitted or required under applicable Law (and to the extent not permitted by Law, it shall be deemed the last day of the taxable period for purposes of calculating Closing Date Net Working Capital, Pre-Closing Tax Refunds, Indemnified Taxes and Indemnified Blocker Taxes);

(ii)                                  No election under Section 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) is made with respect to the acquisition of equity of the Blocker Company, the Company or its Subsidiaries;

(iii)                               None of the Blocker Company, the Company or its Subsidiaries makes an election under Section 965(h) or 965(n) of the Code.

(iv)                              A timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, is made to apply the seventy percent (70%) safe-harbor to any “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f);

(v)                                 To the extent permitted by Law, all Transaction Deductions are deducted by the Blocker Company, the Company or its Subsidiaries, as applicable, on Tax Returns for the taxable period that ends as of the end of the day on the Closing Date (and in the case of a Straddle Period, shall be allocated to the portion of the Straddle Period ending on the Closing Date), subject to Section 7.5(l) in respect of the Bonus Agreement Payment;

(vi)                              To the extent any Transaction Deductions are not deducted by Blocker Company, the Company or any of its Subsidiaries in the taxable year that includes the Closing Date, such Transaction Deductions are deducted on the first income Tax Return permitted by Law;

(vii)                           To the extent permitted by Law, any net operating losses of Blocker Company, the Company or its Subsidiaries arising in taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback);

(viii)                        The tax period of any partnership or other pass-through entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law) in which Blocker Company, the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at the end of the day on the Closing Date; and

(ix)                              Any cost recharge for amounts payable with respect to Phantom Units held by employees of A-1 Engineering Korea, Inc., pursuant to any transfer pricing agreement with A-1 Engineering Korea, Inc., shall be included as income for purposes of determining the income Taxes of A-1 Engineering Korea, Inc.

(j)                                    Straddle Period Taxes. For purposes of calculating Indemnified Taxes and Indemnified Blocker Taxes, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and for such purpose, the tax period of any partnership or other pass-through entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law) in which Blocker Company, the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

(k)                                 Tax Reporting Matters. For all applicable Tax purposes, Acquiror and its Affiliates (including, after the Closing, the Blocker Company, the Company and its Subsidiaries), the Escrow Participants and the Holder Representative agree to, and shall not take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i)                                     The Holder Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Escrow Participants on the Closing Date, and no Tax withholding or reporting shall be required in connection with the subsequent distribution of any portion of the Holder Representative Expense Fund to the Escrow Participants.

(ii)                                  Except for the Phantom Unit Cash Payments, the entirety of the Closing Consideration and any amounts payable pursuant to Section 2.7(d), Section 6.3, Section 7.5(h), Section 9.8 and Section 11.2(b) (such amounts, “Post-Closing Consideration”) shall be allocated to Units and Shares, as applicable, and none shall be allocated to the Non-Solicitation and Non-Competition Agreements or otherwise treated as compensation.

(iii)                               For purposes of taxable income recognition, Acquiror shall be treated as the owner of the Escrow Fund and all interest and earnings earned from the investment and reinvestment of amounts in the Escrow Fund, or any portion thereof, shall be allocable to Acquiror pursuant to Code Section 468B(g) and Proposed Treasury Regulations Section 1.468B-8. Acquiror shall be entitled to receive Tax distributions at a rate of 28% with respect to any such interest and earnings so allocated. Except for amounts payable in respect of Phantom Units, and except for payments of the Holder Representative Expense Fund, the rights of the Escrow Participants to Post-Closing Consideration shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate, subject to Sections 483 and 1274 of the Code and Treasury Regulations thereunder.

(iv)                              Any payments made in respect of Phantom Units pursuant to this Agreement shall be treated as compensation paid by A-1 Engineering Korea, Inc. on the Closing Date.

(l)                                     Bonus Agreement Payment Special Provisions. Acqurior and the Company shall make good faith efforts during the period from the date hereof until the Closing to determine whether the deduction of the portion of the Bonus Agreement Payment payable upon Closing by

A-1 Manufacturing, Inc. is permitted by Law.  Following such good faith efforts, to the extent the Acquiror does not agree that deduction of the Bonus Agreement Payment by A-1 Manufacturing, Inc. is permitted by Law, then Acquiror, Blocker Seller and the Company shall cause this Agreement to be amended pursuant to Section 12.14 to provide that any Pre-Closing Tax Refund to the extent attributable to the disputed portion of the deduction for the Bonus Agreement Payment, determined on a with-and-without basis, shall be held back by Acquiror and paid to the Escrow Participants on (x) December 31, 2020 if the deduction is not the subject of an income Tax audit initiated prior to such date and has not otherwise been disallowed by a Tax authority, or (y) completion of any such audit initiated prior to December 31, 2020, provided that in the event of an audit Pre-Closing Tax Refunds shall be payable only to the extent attributable to the portion of the deduction that has not been disallowed in the audit. For the avoidance of doubt, A-1 Manufacturing, Inc., shall claim a deduction for the portion of the Bonus Agreement Payment payable upon Closing on its income Tax Returns for its Tax year that includes the Closing Date, even if Acquiror disputes whether such deduction is permitted by Law.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS

8.1                               Conditions to Obligations of Acquiror, Merger Sub, Blocker Seller, Blocker Company and the Company.  The obligations of Acquiror, Merger Sub, Blocker Seller, Blocker Company and the Company to consummate, or cause to be consummated, the Closing and the Merger are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived on its own behalf in writing by any such party:

(a)                                 All waiting periods (and extensions thereof) under the HSR Act applicable to the Merger and the purchase of Shares shall have expired or been terminated.

(b)                                 There shall not be in force any Governmental Order, statute, rule or regulation or Law restraining, enjoining or prohibiting the consummation of the Merger, the purchase of Shares or the other transactions contemplated by this Agreement.

8.2                               Conditions to Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement (including the Closing and the Merger) are subject to the satisfaction at the Closing of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)                                 (i) Each of the representations and warranties of the Company, the Blocker Seller and the Blocker Company, as applicable, in Section 3.1 (with respect to the representations and warranties contained in the first and second sentences of such Section 3.1 only), Section 3.2 (with respect to the representations and warranties contained in the first, second and third sentences of such Section 3.2 only), Section 3.3, Section 3.4 (with respect to conflicts with the certificate of formation of the Company or the Existing LLC Agreement only), Section 3.6, Section 3.7, Section 3.18, Section 3.23(a) and Section 3.35, shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though then made other than, solely with respect to the representations and warranties set forth in Section 3.6 and Section 3.35, de minimis inaccuracies with respect to the capitalization of the Company or the Blocker Company in respect of which monetary compensation is an adequate remedy and for which the Acquiror will be entitled to full indemnification pursuant to ARTICLE IX (provided that, in each case, any such representation and warranty that addresses matters only as of a certain date specified herein shall be so true and correct in all respects only as of that certain date) and (ii) each of the other representations and warranties set forth in ARTICLE III shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though then made (provided that any such representation and warranty that addresses matters only as of a certain date specified herein shall be so true and correct in all respects only as of that certain date), in each case in this clause (ii) determined without regard to qualifications as to materiality or Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except to the extent the failure of any such representations and warranties to be true and correct has not resulted in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b)                                 Each of the covenants and agreements of the Company, the Holder Representative, the Blocker Seller and the Blocker Company required by this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                                  There shall not have occurred or be continuing a Material Adverse Effect.

(d)                                 The DGC Agreement shall have been fully and lawfully terminated in accordance with its terms.

(e)                                  The Company shall have effected the deliveries required pursuant to Section 2.2(b), each in form and substance satisfactory to the Acquiror.

(f)                                   The Company/Holder Representative shall have delivered the Unitholder Agreements, duly executed by holders of at least 90% of the Units, to the Acquiror.

(g)                                  The Company shall have delivered to the Acquiror evidence that the Pre-Closing Reorganization has been completed on terms satisfactory to the Acquiror, acting reasonably.

(h)                                 The Company shall have delivered to the Acquiror evidence of the approval of this Agreement, the Transactions Documents, and the transactions contemplated hereby and thereby by the requisite Holders as required by the DLLCA and the Existing LLC Agreement, and such approval shall not have been revoked or modified.

8.3                               Conditions to the Obligations of the Company, Blocker Seller and Blocker Company.  The obligation of the Company, each of the Blocker Seller and the Blocker Company to consummate the transactions contemplated by this Agreement (including the Closing and the Merger) is subject to the satisfaction at the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                                 (i) Each of the representations and warranties of Acquiror and Merger Sub in ARTICLE IV will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, materially delay or materially impair the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement

(b)                                 Each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                                  Acquiror shall have effected the deliveries required pursuant to Section 2.2(c), each in form and substance satisfactory to the Company.

ARTICLE IX.
INDEMNIFICATION

9.1                               Expiration of Representations, Warranties and Covenants, Etc.  All representations and warranties of the Company, Blocker Seller and Blocker Company set forth in this Agreement shall survive the Effective Time until, and shall terminate and expire and shall cease to have any further force or effect on the [**]8 month anniversary of the Closing Date; provided that notwithstanding the foregoing, the Fundamental Representations shall expire on the earlier of the [**]8 month anniversary of the Closing Date or the expiration of the applicable statute of limitations, environmental representations and warranties set out in Section 3.22 shall expire on the earlier of the [**]8  month anniversary of the Closing Date or the expiration of applicable statute of limitations, and the tax representations and warranties set out in Section 3.16 and Section 3.17 shall expire on the earlier of the [**]8  month anniversary of the Closing Date or the expiration of the applicable statute of limitations, including any extension thereto (such applicable survival date in any of the foregoing, the “Termination Date”);  provided further, however, that if at any time prior to the Termination Date, Acquiror has duly delivered to the Holder Representative a valid Notice of Indemnification Claim (as defined in, and satisfying the requirements set forth in, Section 9.7) then the specific indemnification claim asserted in such Notice of Indemnification Claim shall survive the Termination Date until such time as such claim is resolved.  Each of the parties hereto expressly agree pursuant to this Section 9.1 to shorten the statutes of limitation otherwise applicable to all claims and causes of action based directly or indirectly upon inaccuracies in or breaches of the representations and warranties made by the Company and the Blocker Company in this Agreement. The period of time prescribed for the commencement of any action directly or indirectly based upon the representations and warranties of the Company, the Blocker Seller, and the Blocker Company set forth in this Agreement, regardless of the nature of the claims or causes of action alleged therein, and regardless of whether under this Agreement or otherwise, shall expire on the Termination Date.

9.2                               Indemnification.

(a)                                 Subject to the limitations set forth in Section 9.3 of this Agreement, from and after the Closing, Acquiror, the Surviving Entity and their Affiliates and their respective officers, directors, managers, employees, shareholders, members, agents and representatives, successors and permitted assigns (collectively, the “Aquiror Indemnitees”) shall be indemnified

8  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

and reimbursed by the Escrow Participants (severally and not jointly, and in accordance with each Escrow Participant’s Pro Rata Portion), and held harmless from and against any Damages which an Aquiror Indemnitee suffers as a result or arising out of (i) any breach or any inaccuracy of the representations and warranties of the Company set forth in Article III of this Agreement, the Closing Certificate or the failure of any such representations and warranties to be accurate as of the time of Closing as though then made, (ii) the failure of the Company or the Holder Representative to perform any of its covenants or agreements contained herein or in the Transaction Documents required to be performed by it, (iii) any Indebtedness of any member of the Company Group or Holder Expenses not satisfied on the Closing Date, (iv) any Indemnified Taxes, (v) any Action by any equityholder of the Company Group (or any spouse of any equityholder of the Company Group) relating to the transactions contemplated by this Agreement, including as a result of any misallocation of proceeds or other amounts payable pursuant to this Agreement made in reliance on the Distribution Waterfall, and (vi) the [**]9 Investigation or any findings in connection with the [**]9 Investigation (“[**]9 Investigation Losses”).  Notwithstanding anything to the contrary in this Agreement, no Acquiror Indemnitee shall be entitled to bring any claim or recover pursuant to Section 9.2(a)(ii) any Damages resulting from or arising out of any inaccuracy in or breach of any representation or warranty addressed in the Closing Certificate (it being agreed that any such claim or recovery resulting from or arising out of any inaccuracy in or breach of any representation or warranty addressed in the Closing Certificate shall be made pursuant to Section 9.2(a)(i)).

For greater certainty, in the event the Surviving Entity or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Company hereunder, then (without limiting any of the rights of the Surviving Entity as an Acquiror Indemnitee), Acquiror shall also be deemed, by virtue of its ownership of the equity of the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount both the Acquiror and the Surviving Entity may recover shall not exceed the amount of such Damages.

(b)                                 Notwithstanding Section 9.2(a) but subject to the other provisions and including the limitations set forth in this ARTICLE IX, each Acquiror Indemnitee shall be indemnified by the Blocker Seller, jointly and severally, from and against any Damages in which an Acquiror Indemnitee suffers as a result of (i) any breach of the representations and warranties of the Blocker Company and Blocker Seller set forth in Sections 3.17 and 3.35, (ii) any Indemnified Blocker Taxes, (iii) the failure of any of the Blocker Company or Blocker Seller to perform any covenant or agreement contained in this Agreement  or the Transaction Documents required to be performed by such Persons, and (iv) the Pre-Closing Reorganization.

(c)                                  For purposes of this ARTICLE IX, “Damages” means, whether or not involving a third party claim, any loss, cost, Liability, claim, interest, fine, penalty, assessment, Tax, damages available at law or in equity (including consequential or special damages, but excluding exemplary or punitive damages except to extent awarded pursuant to a Third-Party

9  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

Claim), amount paid in settlement or fees or expenses related to any of the foregoing expense (including reasonable legal, accounting, audit, consultant and expert fees and expenses), whether or not involving a third-party claim.

9.3                               Limitations on Liability.

(a)                                 Except in the event of (i) Fraud, (ii) breach of any covenant set forth in this Agreement, (iii) breach or inaccuracy of Fundamental Representations, or (iv) breach of the representations and warranties set forth in Section 3.16 or a claim for Indemnified Taxes, in each case solely to the extent of Special Escrow Tax Losses or Unsatisfied Current Income Taxes, Acquiror’s sole and exclusive source of recovery pursuant to this ARTICLE IX with respect to any breach of any representation or warranty of the Company, Blocker Seller or Blocker Company set forth herein and any claim for Indemnified Taxes shall be the Indemnification Escrow Fund.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, except for any liability for indemnifiable Damages incurred based on Fraud, and without limiting any right of the Company or its Affiliates to pursue any claim under the 2016 Agreement against any applicable Escrow Participant, the aggregate liability of the Escrow Participants for indemnifiable Damages (i) under Section 9.2(a)(iv) and Section 3.16 in respect of Special Escrow Tax Losses shall not exceed the amount contained in the sub-account of the Special Escrow Fund for Special Escrow Tax Losses, and (ii) under Section 9.2(a)(vi) shall not exceed the amount contained in the sub-account of the Special Escrow Fund for [**]10 Investigation Losses.  The Acquiror’s sole and exclusive source of recovery pursuant to this ARTICLE IX in respect of: (x) Special Escrow Tax Losses shall be the sub-account of the Special Escrow Fund for Special Tax Losses, (y) Unsatisfied Current Income Taxes shall be the sub-account of the Special Escrow Fund for Unsatisfied Current Income Taxes, and (z) [**]10 Investigation Losses shall be the sub-account of the Special Escrow Fund for [**]10 Investigation Losses.

(c)                                  Except in the event of Fraud and subject to Section 9.3(a), each Escrow Participant’s aggregate liability for Damages under Section 9.2(a) shall be limited to the portion of the Closing Consideration actually paid to such Escrow Participant pursuant to this Agreement (including any amount paid into escrow that is attributable to such Escrow Participant).

(d)                                 Without limiting the effect of any other limitation set forth in this ARTICLE IX, the indemnification provided for in Section 9.2(a)(i) and Section 9.2(a)(iv) (other than the Fundamental Representations, and the representations and warranties set forth in Section 3.16 or a claim for Indemnified Taxes, in each case solely to the extent of Special Escrow Tax Losses or Unsatisfied Current Income Taxes) shall not apply, and Acquiror shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Acquiror would otherwise be entitled to be indemnified under Section 9.2(a)(i) exceeds $[**]10 (the “Deductible”).  If the aggregate amount of such Damages exceeds the Deductible, then Acquiror shall, subject to the other limitations set forth in this

10  Certain confidential information contained in this document, marked with asterisks in brackets, has been omitted because it is both not material and would be likely to cause competitive harm to the Company if publicly disclosed.

Agreement, be entitled to seek recovery from the Indemnification Escrow Fund only against the portion of such Damages in excess of the Deductible.

(e)                                  The amount of any Damages that are subject to indemnification under this ARTICLE IX shall be calculated net of:  (i)  the amount of any insurance proceeds (including with respect to the R&W Insurance Policy), indemnification payments, contribution payments or reimbursements received or receivable by Acquiror, the Surviving Entity or any Affiliate of Acquiror or the Surviving Entity in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages; (ii) the amount of any reserves or accruals appearing on the Closing Balance Sheet of the Company in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages and (iii) any amounts taken into account in the calculation of Closing Date Net Working Capital, Holder Expenses or Closing Date Indebtedness.  Acquiror and the Surviving Entity shall seek, and shall cause each of their respective Affiliates to seek, full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder.

(f)                                   In no event shall the Acquiror Indemnitees have any right to indemnification under this ARTICLE IX to the extent that the applicable Damages (i) are attributable solely to Post-Closing Tax Periods (other than Damages arising from breaches of the representations and warranties in Sections 3.16(e), 3.16(h), 3.16(j), 3.16(n), 3.17(h), 3.17(i) or 3.17(n) or breach of post-closing covenant); (ii) are incurred as a result of any transaction occurring on the Closing Date but after the Closing outside the Ordinary Course of Business (other than explicitly contemplated by this Agreement or otherwise required by Law), (iii) are due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits or other Tax attributes from a Pre-Closing Tax Period, or (iv) that are attributable to the manner in which Acquiror finances the purchase and sale of the Units or Shares or any of the other transactions contemplated by this Agreement.

(g)                                  For purposes of determining the accuracy or breach of the representations and warranties made by the Company, the Blocker Company and the Blocker Seller set forth in ARTICLE IV hereof, respectively, and for calculating the amount of any Damages arising therefrom, all “material”, “Material Adverse Effect” and similar qualifications and words of similar import contained in such representation and warranty shall be disregarded.

9.4                               Defense of Third Party Claims.

(a)                                 Notice of Claim.  Promptly (and in no event more than fifteen (15) Business Days) after Acquiror, the Surviving Entity or any Affiliate of Acquiror or the Surviving Entity receives notice of any actual or possible claim, demand, suit, action, arbitration, investigation, audit, inquiry or proceeding that has been or may be brought or asserted by a third party against Acquiror, the Surviving Entity or any of Acquiror’s other Affiliates and that may give rise to an indemnification claim by Acquiror under this ARTICLE IX (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third-Party Claim”), Acquiror shall deliver to the Holder Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known; provided, however, that the failure to so give such notice shall prevent an Indemnified Person from claiming indemnification with respect to such claim only if, and only to the extent that, such failure results in the forfeiture of rights and defenses otherwise available with respect to such claim that results in actual prejudice to the Escrow Participants or limitation of recovery to the extent so damaged.

(b)                                 Control of Defense.  Acquiror shall proceed diligently to defend such Third-Party Claim with the assistance of counsel satisfactory to the Holder Representative; provided, however, that (i) the attorneys’ fees of Acquiror’s counsel and other defense costs incurred by Acquiror shall only constitute Damages payable from the Indemnification Escrow Fund if and to the extent the losses, liabilities, damages or expenses associated with such third party claim otherwise constitute indemnifiable Damages hereunder, and (ii)  neither Acquiror nor the Surviving Entity shall settle, adjust or compromise such Third-Party Claim, or admit any liability with respect to such Third-Party Claim, without the prior written consent of the Holder Representative, which consent may not be unreasonably withheld, conditioned or delayed. Acquiror shall have the right to settle or compromise such Third-Party Claim without the consent of the Holder Representative; provided, however, that, except with the consent of the Holder Representative, no settlement or compromise of any such Third-Party Claim shall be determinative of either the fact that Damages may be recovered from the Escrow Participants in respect of such Third-Party Claim or the amount of Damages that may be recovered in respect of such Third-Party Claim.

9.5                               Mitigation.  Promptly after Acquiror or the Surviving Entity becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any breach of any representation, warranty or covenant by the Company, Blocker Seller or the Blocker Company, Acquiror and the Surviving Entity shall take all commercially reasonable steps to mitigate and minimize all Damages that may result from such breach, including incurring commercially reasonable costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

9.6                               Exclusivity.  After the Closing, the sole and exclusive liability and responsibility of the Escrow Participants to the Acquiror Indemnitees under or in connection with this Agreement shall be as set forth in this ARTICLE IX; provided, for greater certainty, that nothing in this Agreement shall in any way limit the Company’s right or, following closing, the Surviving Entity’s right to indemnification under the 2016 Agreement.  Notwithstanding the foregoing, this Section 9.6 shall not prevent or restrict (i) the right of any party to seek injunctive relief or specific performance from a court of competent jurisdiction or (ii) any claim against an Escrow Participant or the Holder Representative for Fraud. No Person shall have any right to assert any claims for indemnification or make a claim against the then-available portion of the Indemnification Escrow Fund pursuant to this ARTICLE IX with respect to any proceeding or Damages to the extent it is (i) primarily possible or potential Damages or a proceeding that such party believes may be asserted rather than Damages that have, in fact, been paid or incurred by such Person or a proceeding that has, in fact, been filed of record against such Person, or (ii) Damages or a proceeding with respect to which such Person has taken action (or caused action to be taken) to accelerate the time period in which such Damages are payable or such proceeding is initiated or prosecuted; provided that any Acquiror Indemnitee may submit a good faith bona fide claim for contingent or possible Damages with reasonable backup in order to make the claim before the end of the survival period of any underlying representation or warranty set out in Section 9.1, which claim shall be valid until such time as the Damage is no longer contingent and is incurred.

9.7                               Claim Notification. Acquiror shall not be entitled to indemnification under this ARTICLE IX unless it has duly delivered a written notice to the Holder Representative (any such notice being referred to as a “Notice of Indemnification Claim”, and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), setting forth:  (i) the specific representation and warranty or covenant alleged to have been breached by the Company or the Blocker Company; (ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty or covenant; and (iii) to the extent known at the time, the itemized and specific nature and aggregate dollar amount of the Damages that have been incurred by Acquiror as a result of the breach referred to in such notice.

9.8                               Escrow Arrangements.

(a)                                 No later than two (2) Business Days after each Release Date or satisfaction of the escrow condition as set forth in the Escrow Agreement, as applicable, Acquiror and Holder Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay to the Escrow Participants their Pro Rata Portion of the funds then subject to release from the Indemnification Escrow Fund and the Special Escrow Fund, as applicable, unless any bona fide good faith outstanding claim for indemnification is still pending or unresolved, in which case an amount of the Indemnification Escrow Fund and/or Special Escrow Fund, as applicable, representing a bona fide good faith quantification of the amount of indemnifiable Damages relating to any pending and unresolved claim for indemnification will be retained by the Escrow Agent (the “Retained Amount”), and the balance paid to the Paying Agent for distribution to the Escrow Participants in accordance with their Pro Rata Portions.  Any Retained Amount shall remain in the Indemnity Escrow Fund or Special Escrow Fund, as applicable, until released to a the Acquiror Indemnitees in satisfaction of an outstanding claim or to Paying Agent for the benefit of the Escrow Participants pursuant to Section 9.8(b) below.

(b)                                 Release of Retained Amount to Escrow Participants.  If, following a Release Date, after final resolution and payment of each outstanding claim for indemnification, any Retained Amount remains with the Escrow Agent, no later than two (2) Business Days after the date of such final resolution and payment, the Escrow Agent shall pay to the Paying Agent (for distribution to the Escrow Participants as directed by the Holder Representative), all of the funds then remaining with the Escrow Agent minus any funds to be distributed to the Holder Representative pursuant to Section 9.8(c).

(c)                                  Payment of Costs and Expenses of Holder Representative.  Prior to the distribution of any Retained Amount held by the Escrow Agent to the Escrow Participants, the Holder Representative shall be permitted to be reimbursed out of such remaining funds to be distributed to the Escrow Participants for any and all reasonable costs and expenses of the Holder Representative not yet reimbursed by Escrow Participants pursuant to Section 11.2(b).

9.9                               Consideration Adjustment. The parties agree that any amounts paid by the Escrow Participants in satisfaction of any claim pursuant to this ARTICLE IX, including any amount released to Acquiror from the Indemnification Escrow Fund, shall be treated as a reduction in the aggregate consideration paid in connection with the transaction contemplated hereunder for all purposes, including U.S. federal and applicable state and local, income tax purposes.

ARTICLE X.
TERMINATION

10.1                        Termination.  This Agreement may only be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)                                 at the election of the Company or Acquiror on or after the Outside Date, if the Merger and the purchase of the Shares shall not have occurred by the close of business on such date; provided that a party may not terminate this Agreement pursuant to this Section 10.1(a) if such party’s failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date;

(b)                                 by mutual written consent of the Company and Acquiror;

(c)                                  by the Company or Acquiror if there shall be in effect a final nonappealable Governmental Order or Law prohibiting the consummation of the transactions contemplated hereby;

(d)                                 by Acquiror if it is not in material breach of any of its representations, warranties, covenants, agreements or obligations hereunder and either the Company, any of the Blocker Seller or the Blocker Company is in breach of any of their respective representations, warranties, covenants, agreements, or obligations hereunder that renders any of the conditions set forth in Section 8.2 incapable of being satisfied prior to the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured or waived by Acquiror (in its sole and absolute discretion) in writing pursuant to the terms of this Agreement by the earlier of (1) one (1) Business Day before the Outside Date or (2) thirty (30) days after the giving of written notice by Acquiror to the Company;

(e)                                  by the Company if it is not in material breach of any of its representations, warranties, covenants, agreements or obligations hereunder and either Acquiror or Merger Sub is in breach of any of its representations, warranties, covenants, agreements or obligations under this Agreement that renders any of the conditions set forth in Section 8.3 incapable of being satisfied by the Outside Date and, such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured or waived by the Company (in its sole and absolute discretion) in writing pursuant to the terms of this Agreement by the earlier of (1) one (1) Business Day before the Outside Date or (2) thirty (30) days after the giving of written notice by the Company to Acquiror.

10.2                        Procedure Upon Termination.  In the event of termination and abandonment by Acquiror or the Company, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger and the purchase of the Shares shall be abandoned, without further action by Acquiror or the Company.

10.3                        Effect of Termination

.  In the event that this Agreement is validly terminated in accordance with Section 10.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Acquiror, Merger Sub, the Blocker Company, each of the Blocker Seller or the Company; provided, however, that (i) no such termination shall relieve any party hereto from liability for any Fraud or, subject to Section 11.2, for breach of this Agreement occurring prior to such termination or under this Section 10.3, and (ii) the provisions of this Section 10.3, Section 5.8 (Holder Confidentiality) and Section 7.1 (Confidentiality), and ARTICLE XII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

ARTICLE XI.
HOLDER REPRESENTATIVE

11.1                        Acknowledgement. By virtue of the approval of the Merger by the holders of Units in accordance with the Existing LLC Agreement and effective as of the Effective Time, and without further action of any such holders, each holder of Units, and by its execution and delivery of this Agreement, each Blocker Seller, and by execution of the Unit Acknowledgment and Releases, each holder of Phantom Units, shall be deemed to have irrevocably constituted or appointed the Holder Representative as its, his or her representative, and by execution of this Agreement, the Holder Representative hereby accepts such appointment, to act on behalf of holders of the Phantom Units, Units and each Blocker Seller as their exclusive agent and attorney in-fact, with full power of substitution, to act in their name, place and stead in connection with the transactions contemplated by this Agreement, the Transaction Documents and the Holder Representative Engagement Agreement.  The power of attorney granted in this Section 11.1 by each holder of Phantom Units, Units and each Blocker Seller and the powers, immunities and rights to indemnification granted to the Holder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable, may be delegated by the Holder Representative and shall survive the death or incapacity of any holder of Phantom Units, Units or any Blocker Seller, and (ii) shall survive the delivery of an assignment by any holder of Phantom Units, Units or Blocker Seller of the whole or any fraction of his, her or its interest in the Escrow Fund.  The Holder Representative may resign at any time or and may be removed or replaced by the vote of the holders of Phantom Units, Units and the Blocker Sellers with a majority of the Pro Rata Portion. No bond shall be required of the Holder Representative.  Acquiror, Merger Sub, and following the Effective Time, the Surviving Entity, is entitled to rely on the actions of the Holder Representative taken on behalf of the holders of the Phantom Units, Units and each Blocker Seller.

11.2                        Authority and Rights of the Holder Representative; Limitations on Liability.

(a)                                 Certain Holders have entered into the Holder Representative Engagement Agreement with the Holder Representative to provide direction to the Holder Representative in connection with its services under this Agreement, the Escrow Agreement and the Holder Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Phantom Units, Units and the Blocker Seller, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Holder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  Neither the Holder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holder Representative Group”) shall have any liability to Acquiror, the Company or the holders of Phantom Units, Units and each Blocker Seller with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except resulting from the Holder Representative’s gross negligence or willful misconduct.  The Holder Representative shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under this Section 11.2 and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in taking such action.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder, under the Escrow Agreement and under the Holder Representative Engagement Agreement and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative shall be entitled to reimbursement from each holder of Phantom Units, Units and each Blocker Seller, severally and not jointly, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and the Holder Representative Group shall be entitled to indemnification from each holder of Phantom Units, Units and each Blocker Seller, severally and not jointly, against any loss, liability, claim, damage, fee, fine, cost, judgment, amount paid in settlement or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation, costs of counsel and other skilled professionals, defense of claims and in connection with seeking recovery from insurers (collectively, the “Holder Representative Expenses”). The immunities and rights to indemnification shall survive the resignation or removal of the Holder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. Such Holder Representative Expenses may be recovered first, from the Holder Representative Expense Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Holders at the time of distribution, and third, directly from the Holders. All decisions, actions, consents and instructions of the Holder Representative shall be final and binding upon all the Holders and holders of Phantom Units and their respective successors, and no Holder or holder of Phantom Units shall have any right to object, dissent, protest or otherwise contest the same, except for fraud or willful misconduct.

(b)                                 At the Effective Time, Acquiror shall deliver cash to the Holder Representative in an amount equal to three  hundred thousand dollars ($300,000) (the “Holder Representative Expense Fund”) to be held in trust to cover and reimburse the fees and Representative Expenses incurred by the Holder Representative for its obligations in connection with this Agreement and the transactions contemplated hereby.  The Holder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Holder Representative Expense Fund other than as a result of its gross negligence or willful misconduct.  The Holder Representative is not acting as a withholding agent or in any similar capacity in connection with the Holder Representative Expense

Fund, and has no tax reporting or income distribution obligations.  The Escrow Participants will not receive any interest on the Holder Representative Expense Fund and assign to the Holder Representative any such interest.  Subject to Advisory Group approval, the Holder Representative may contribute funds to the Holder Representative Expense Fund from any consideration otherwise distributable to the Escrow Participants.  The Holder Representative shall disperse to the Paying Agent for further distribution to the Escrow Participants and the Bonus Payment Recipient the remaining balance of the Holder Representative Expense Fund in accordance with the Distribution Waterfall, as and when determined by the Holder Representative in its sole discretion.

11.3                        Reliance on Holder Representative. Notwithstanding anything contained in this Agreement to the contrary, the Acquiror and/or the Surviving Entity shall be entitled to deal exclusively with the Holder Representative on behalf of any and all Holders and holders of Phantom Units and Blocker Seller with respect to all matters relating to this Agreement and the other Transaction Documents, and to rely on any notice, demand, communication, agreement, declaration, receipt, waiver, consent or other document purporting to be delivered by the Holder Representative on behalf of any Holder or holder of Phantom Units, and Acquiror and the Surviving Entity shall not have any obligation to enquire as to the veracity, accuracy or adequacy thereof and each of Acquiror and the Surviving Entity shall be entitled to disregard any notice, demand or claim to the contrary not sent by the Holder Representative.

11.4                        Without limiting the generality of the foregoing, the Holder Representative, without the consent of any other Holder, holder of Phantom Units and Blocker Seller, is hereby authorized by each of the Holders, holders of Phantom Units and Blocker Seller to, on behalf of each of them, to (i) take any and all actions required to be taken by any Holder, any holder of Phantom Units and Blocker Seller under this Agreement and the other Transaction Documents without any further consent or approval from any Holder, holder of Phantom Units, Blocker Seller or other Person, (ii) supervise, defend, coordinate and negotiate all disputes arising hereunder and all claims for indemnification under Article IX (including settlements thereof), (iii) effect payments to Holders, holders of Phantom Units and Blocker Seller hereunder, (iv) receive or give notices hereunder, (v) receive or make payments hereunder, (vi) execute waivers or amendments thereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.  The Holder Representative shall be entitled to: (i) rely upon the Distribution Waterfall, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder, holder of Phantom Units, Blocker Seller or other party.

ARTICLE XII.
MISCELLANEOUS

12.1                        Remedies.

(a)                                 The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, each of the Blocker Seller or the Blocker Company, on the one hand, or Acquiror and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, subject to the provisions and limitations of this Section 12.1, the Company, each of the Blocker Seller or the Blocker Company, on the one hand, and Acquiror and Merger Sub, on the other hand, shall be entitled, in addition to all other remedies available under Law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) under this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b)                                 Each of the Company, each of the Blocker Seller or the Blocker Company, on the one hand, and Acquiror and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability, of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, each of the Blocker Seller, the Blocker Company, Acquiror or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, each of the Blocker Seller, the Blocker Company, Acquiror and Merger Sub, as applicable, under this Agreement, in each case, in accordance with its terms, conditions and limitations.

(c)                                  In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the performance of any provision of this Agreement pursuant to Section 12.1 or to seek monetary damages, the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other relief and damages to which it may be entitled, the costs incurred by such party in conducting such suit, action or proceeding, including attorneys’ fees and expenses and court costs.

12.2                        Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or Board of Managers (or other governing body), as applicable, or officers thereunto duly authorized, waive on its own behalf any of the terms or conditions of this Agreement or agree on its own behalf to an amendment or modification to this Agreement by an agreement in writing executed by such party.  The waiver by a party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

12.3                        Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given  (i) when received if delivered in person, (ii) three days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) if sent domestically  by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service (specified for overnight delivery), and if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery); (iv) on the date of transmission if sent by  means of electronic transmission, including electronic mail (receipt confirmed) if sent prior to 5:00 pm Pacific Time, and the next Business Day if sent after such time, in each case (where applicable), with postage prepaid, addressed as follows:

(a)                                 If to Acquiror or Merger Sub to:

Celestica (USA) Inc.

5325 Hellyer Avenue

San Jose, CA, 95138

Attention:                                         Chief Legal Officer

Email:                                                            rellis@celestica.com

with copies to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 4000, Commerce Court West
Toronto ON M5L 1A9

Attention:  Justin Drake
E-mail: justin.drake@blakes.com

(b)                                 If to the Company, to:

Impakt Holdings, LLC

Attention: Daniel Rubin

490 Gianni Street

Santa Clara, CA 95054

Email:  dan.rubin@impaktholdings.com

with copies to:

Cooley LLP

3715 Hanover Street

Palo Alto, CA 94304-1130

Attention:  John McKenna
Email: jmckenna@cooley.com

(c)                               If to the Holder Representative, to:

Fortis Advisors LLC
Attention:  Notice Department
Telecopy No.: (858) 408-1843

Email: notices@fortisrep.com

with copies to:

Cooley LLP

3715 Hanover Street

Palo Alto, CA 94304-1130

Attention:  John McKenna
Email: jmckenna@cooley.com

or to such other address or addresses as the parties may from time to time designate to the others in writing.

12.4                        Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that (a) each of Acquiror and Merger Sub may assign all of its respective rights, duties and obligations hereunder to any of its Affiliates, or in connection with any disposition or transfer of all or substantially all membership interests of the Surviving Entity acquired by Acquiror in connection herewith, without the prior written consent of any other party hereto, and (b) each of Acquiror and Merger Sub may and, as of and following the Closing, any of the Surviving Entity, Acquiror, and their respective Subsidiaries may, (i) pledge, transfer or assign its respective rights hereunder to their financing sources as collateral security, without the prior written consent of any other party hereto and (ii) pledge, assign or transfer its rights hereunder (in whole or in part) in connection with any direct or indirect disposition, pledge, assignment or transfer of any substantial portion of the equity or assets of the Surviving Entity or its Subsidiaries; provided that, in each case, that Acquiror remains liable for the obligations so assigned.  Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.5                        Rights of Third Parties.  Except as contemplated by Section 6.1 and Section 9.2, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

12.6                        Attorney-Client Privilege.  Each of the parties hereto agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of each member of the Company Group in connection with the transactions contemplated by this Agreement, including the Merger, and all information and documents covered by such privilege or protection (the “Covered Materials”) shall belong to and be controlled by the Holder Representative, and not by the Surviving Entity, following the Closing, and may be waived only by the Holder Representative, and not the Surviving Entity, and shall not pass to or be claimed or used by Acquiror or the Surviving Entity. Absent the consent of the Holder Representative, neither Acquiror nor the Surviving Entity shall have a right to access the Covered Materials following the Closing and, in the event Acquiror or the Surviving Entity access Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Holder Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Acquiror or the Surviving Entity, on the one hand, and a third party other than (and unaffiliated with) any member of the Company Group, any holder of Units, any Blocker Seller and the Holder Representative, on the other hand, after the Closing, (i) where any of such items are relevant, the Holder Representative shall provide copies of such items to the Acquiror and the Surviving Entity as either of them may request; and (ii)  the Surviving Entity may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Acquiror and the Surviving Entity may not waive such privilege without the prior written consent of the Holder Representative.

12.7                        Conflict of Interest.  If the Holder Representative so desires, acting on behalf of any unitholder of the Company or any Blocker Seller (collectively the “Transferors”) and without the need for any consent or waiver by the Company or Acquiror, Cooley LLP (“Cooley”) shall be permitted to represent the Transferors after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Transferors, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, any Transferor or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, except as contemplated by Section 12.6 or unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Transferors or the Holder Representative consents in writing at the time to such engagement.  Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

12.8                        Expenses.  Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants, except as contemplated by Section 7.2(a).

12.9                        Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

12.10                 Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11                 Schedules and Annexes.  The Schedules and Annexes are a part of this Agreement as if fully set forth herein.  All references herein to articles, sections, paragraphs, Schedules and Annexes shall be deemed references to such parts of this Agreement unless the context shall otherwise require.  The Company Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of ARTICLE III of this Agreement. The representations and warranties contained in ARTICLE III of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular subsection of ARTICLE III in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule by reference to another part of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty.  No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule.  The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.  The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company, the Blocker Company and the Blocker Seller contained in this Agreement.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or create any covenant.  Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.12                 Construction.

(a)                                 Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto prior to the date hereof (unless otherwise specified or indicated by the context, and only to the extent such amendments and/or other modifications have been provided to the Acquiror).

(c)                                  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(g)                                  Any reference to “Dollars” or “$” shall refer to U.S. Dollars.

(h)                                 Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement on or prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

12.13                 Entire Agreement.  This Agreement (together with the Schedules (including the Company Disclosure Schedule) and Annexes to this Agreement) and the other Transaction Documents (only the extent that such party is a party to such other Transaction Document) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby (other than that certain Confidentiality Agreement dated as of August 19, 2018 between Acquiror and the Company (the “Confidentiality Agreement”)); provided, for greater certainty, that nothing in this Agreement shall in any way limit the Company’s right or, following closing, the Surviving Entity’s right to indemnification under the 2016 Agreement.

12.14                 Amendments.  This Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by the Acquiror, Blocker Seller and the Company, provided that Article XI may only be amended with the written consent of the Holder Representative.

12.15                 Publicity.  Except as may be required to comply with the requirements of any applicable Law, in each case in the reasonable advice of counsel to such party, and except to the extent the Acquiror reasonably determines disclosure is required in order to meet continuous disclosure obligations under applicable securities Laws or good practice investor relations, the requirements of any stock exchange or similar body, any press release or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror, the Holder Representative and the Company which approval shall not be unreasonably withheld, conditioned or delayed by any party.

12.16                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall, to the extent necessary, amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.17                 Non-Recourse.  This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and the Holders and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement and the Holders.  Other than as set forth in ARTICLE IX, no Person who is not a named party to this Agreement other than the Holders and the holders of Phantom Units, including any past, present or future manager, officer, employee, incorporator, partner, agent, attorney or representative of any member of the Company Group, any of the Blocker Seller, or of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Acquiror, Merger Sub or any other Person resulting from (nor will Acquiror or Merger have any claim with respect to) (a) the distribution of any Evaluation Material, or (b) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or the Blocker Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such liabilities against any such Persons.

12.18                 Disputes; Waiver of Jury Trial.

(a)                                 Disputes. Notice of a Dispute must be delivered by the party making the claim to the party who is the subject of the claim in accordance with the notice provisions of this Agreement (the “Notice of Dispute”). Within twenty (20) days after delivery of a Notice of Dispute, the receiving party shall deliver a response (“Response”) to the first party. The Notice of Dispute and Response shall include a statement of that party’s position and a summary of the arguments supporting that position. As soon as reasonably possible after the Response has been delivered, representatives of the parties shall meet at mutually acceptable times and places as often as they consider necessary to make efforts in good faith to resolve the Dispute by amicable negotiations (the “Negotiation Period”) after the Response was delivered. The negotiations shall be construed as settlement discussions, shall be confidential and shall be conducted on a “without prejudice” basis. Notwithstanding the foregoing, at any time following the delivery of the Response, either party may refer the Dispute immediately to arbitration under Section 12.18(b).  No party shall be required to participate in the negotiations specified by this Section 12.18(a) if a limitation period relating to a right of such party which is the subject matter of or is related to the Dispute, would expire during the Negotiation Period or within thirty (30) days thereafter.

(b)                                 Arbitration. Any Dispute between the parties to this agreement shall be finally determined, with no right of appeal even on any question of Law, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators shall be, unless otherwise agreed in writing, three. The legal place of arbitration shall be the City of New York, in the state of New York, and the Law of the arbitration shall be the Laws of Delaware. The language of the arbitration shall be English. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(c)                                  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

12.19                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which when taken together will constitute one agreement.  Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a party will be equally as effective as delivery of a manually executed counterpart of such party.

[Signature pages to follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

IMPAKT HOLDINGS, LLC

By:	/s/ Duke Punhong
Name:	Duke Punhong
Title:	Managing Director

GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL (A-1 BLOCKER) LLC

By:	/s/Duke Punhong
Name:	Duke Punhong
Title:	Managing Director

GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL LP

By:	/s/ Duke Punhong
Name:	Duke Punhong
Title:	Managing Director

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

IRON MAN ACQUISITION INC.

By:	/s/ Rob Mionis
Name:	Rob Mionis
Title:	President

IRON MAN MERGER SUB, LLC

By:	/s/ Rob Mionis
Name:	Rob Mionis
Title:	Authorized Signatory

CELESTICA (USA) INC.

By:	/s/ Rob Mionis
Name:	Rob Mionis
Title:	President

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Fortis Advisors LLC, solely in its capacity as the Holder Representative hereunder

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director